This filing is made pursuant
                                                         to Rule 424(b)(1) under
                                                      the Securities Act of 1933
                                                              in connection with
                                                      Registration No. 333-79831

                                                         Initial Public Offering

                                                                       ROSPECTUS

                      PROSPECTUS DATED: September 8, 2003

                           KINGSGATE ACQUISITIONS, INC.
                            (A Delaware Corporation)

                          3,000,000 units consisting of
                        3,000,000 shares of common stock
                     6,000,000 two-year redeemable warrants

     We are a Delaware corporation, organized on September 28, 1999. On September 6, 2002, we acquired Look Models International, Inc. ("Look Models").

     We are offering units of our common stock, class A redeemable warrants and class B redeemable warrants. The warrants are exercisable into shares of our common stock until two years after the date of this prospectus. The exercise price for the class A redeemable warrants is $1.00 per share and the exercise price for the class B redeemable warrants is $1.25 per share. Our units are being offered through our president, Wolfgang Schwarz, without the use of a professional underwriter on a best efforts basis. We will not pay commissions on unit sales. There is no minimum amount required to be sold in this offering and no individual minimum purchase requirement.


     This offering will expire one year from the date of this prospectus, unless we decide in our sole discretion to extend the offering for an additional one year term.

     No public market currently exists for our units, shares, warrants or the shares underlying our warrants. The offering price may not reflect the market price of our units after this offering. Our shares are not listed on any securities exchange.

     Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



       -------------------------------------------------------------------

   THIS OFFERING INVOLVES A HIGH DEGREE OF RISK (SEE "RISK FACTORS" COMMENCING
          ON PAGE 5 FOR SPECIAL RISKS CONCERNING US AND THE OFFERING.)
      --------------------------------------------------------------------
 Offering Information

                                                Per unit           Total
                                                ---------      -------------
Initial public offering price                     $1.00        $3,000,000.00
Underwriting discounts/commissions                $ .00        $         .00
Estimated offering expenses                       $ .00        $         .00
Net offering proceeds to
 Kingsgate Acquisitions, Inc.                     $1.00        $3,000,000.00

                   The date of the Prospectus is September 8, 2003.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Prospectus Summary.........................................            3

Summary Financial Information..............................            4

Risk Factors...............................................            5

Dilution...................................................            7

Plan of Distribution.......................................            8

Use of Proceeds............................................           10

Business...................................................           12

Management's Discussion and Analysis.......................           24

Management.................................................           38

Management's Statement as to Indemnification...............           42

Market for our Common Stock................................           42

Certain Relationships and Related Transactions.............           43

Principal Stockholders.....................................           44

Description of Securities..................................           45

Where You Can Find More Information........................           48

Legal Proceedings..........................................           49

Experts....................................................           49

Financial Statements.......................................           F-1

                               PROSPECTUS SUMMARY

     We are a Delaware corporation, organized on September 28, 1999. On September 6, 2002, we acquired Look Models International, Inc., a Delaware corporation. Look Models, along with its wholly-owned subsidiaries, operates

o    a modeling agency,

o    a talent scout and talent development business,

o    a  promotional  event  management  and event  licensing  business,  and

o    a product design and distribution business.

     Look Models is currently designing a line of cosmetic products, aromatherapy, clothing, lingerie and accessories under the brand names "Look" and "Catwalk" aimed at the young female market worldwide. Look Models has begun distribution of perfume, eau de toilette, body milk, body splash and perfume towelettes. Look Models is currently designing clothing and accessories lines as well as fragrance and aromatherapy lines, including bath oil pearls, cream and scent candles.

     We maintain our office at Passauerplatz #1, Vienna 1010, Austria the present address of Look Models. Our phone number, the present phone number of Look Models, is 011-43-1-533-5816; the fax number is 011-43-1-535-4255; and the email address is agency@link2look.com.

The Offering

Securities offered                3,000,000 units each consisting of one
                                  share of our common stock, $0.001 par value, one class A warrant and one class B warrant.
                                  The shares and warrants are immediately
                                  separable upon issuance. (1)(2)

Offering price                    $1.00 per unit.

Gross Offering
proceeds                          $3,000,000

Expiration date                   The offering will expire one year from
                                  the date of this prospectus unless extended for an additional one year period.

Common stock outstanding
prior to the offering             12,520,000 shares

Common stock to be
outstanding after the offering
assuming all
shares sold in offering           15,520,000 shares

Warrants to be outstanding
after the offering                3,000,000 class A redeemable warrants
                                  3,000,000 class B redeemable warrants

(1) The shares and warrants comprising the units are immediately separable upon issuance.

(2) The warrants are exercisable into shares of our common stock until two years after the date of this prospectus. The exercise price for the class A redeemable warrants is $1.00 per share and the exercise price for the class B redeemable warrants is $1.25 per share.

(3) We may redeem our warrants, at any time, for $0.001 per warrant, if we provide 30 days' prior written notice, if the closing bid price of our common stock, as reported by the market on which our common stock trades, exceeds 150% of the exercise price per share for any twenty consecutive trading days ending within ten days prior to the date of the notice of redemption.

     There is no public market for the shares underlying our warrants. Among other factors, you should determine whether there is a continued trading market supporting a price at or above the exercise price of your warrants prior to deciding whether or not to exercise them.

     Our founders, officers, directors, current stockholders and affiliates are able to purchase up to 50% of the offering.

     Limited State Registration
     --------------------------

     Initially, the only states in which our securities may be sold is New York, Illinois, Delaware and Washington D.C. In the event we expand the number of states in which our securities will be sold, we will file a post-effective amendment to the registration statement and re-circulate prospectuses to all prospective investors to whom prospectuses had previously been distributed. In addition, we may sell units to investors who reside in foreign countries, including but not limited to Austria. In that event, we will register or qualify the sale of our units in such country unless an exemption from registration or qualification is available.


                          SUMMARY FINANCIAL INFORMATION


     The following is a summary of our financial information and is qualified in its entirety by our financial statements.


                                                              From         From
                               Year ended     Year ended     1/1/03          1/1/02
                                12/31/02       12/31/01      to 6/30/03      to 6/30/02
                              ------------    ----------     -----------     ------------


Statement of Income Data:

Net Sales                    $   1,146,849   $ 1,076,237     $   583,329      $   464,752
Net Loss                     $  (1,214,553)  $(1,725,950)    $  (532,554)     $  (494,538)
Net Loss Per Share           $       (0.10)  $     (0.14)    $     (0.04)     $     (0.04)
Weighted Average Shares
  of Common Stock
  Outstanding                   12,477,533    12,323,269      12,513,111       12,459,573

Balance Sheet Data

Working Capital              $  (3,214,185)  $(1,842,854)    $ (3,881,458)    $ (2,490,840)
Total Assets                 $     565,877   $   755,631     $    563,545     $    845,454
Long Term Debt               $           0   $         0     $          0     $          0
Total Liabilities            $   3,614,179   $ 2,433,900     $  4,290,852     $  3,168,924
Redeemable Common Stock
Common stock                 $      12,500   $    12,455     $     12,520     $     10,634
Additional paid in capital   $   3,167,988   $ 2,922,249     $  3,285,968     $  3,038,689
Accumulated deficit          $  (6,132,923)  $(4,918,370)    $ (6,665,477)    $ (5,412,908)

Total Stockholders' Equity   $  (3,048,302)  $(1,678,269)    $ (3,727,307)    $ (2,323,470)
    (Deficit)

                                        4

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider, together with the other information appearing in this prospectus, the following factors in evaluating an investment in our company.

     Look Models, has experienced losses and we can give no assurances that Look Models will become a profitable venture or that its products and services will achieve commercial acceptance.
--------------------------------------------------------------------------------

     Look Models and its predecessors have experienced losses in the past two fiscal years, as it has invested heavily in the development of its event management and licensing business, as well as its product line. We can give no assurances that Look Models' new products will be accepted in the marketplace or that these products will generate revenues.

     We are dependent on our President, Wolfgang Schwarz, and upon the retention of additional qualified management and technical personnel. Look Models' inability to attract additional key employees or the loss of one or more current key employees could reduce the qualified marketing and manpower so as to adversely affect it in developing existing products and marketing its products to existing and future clients.
--------------------------------------------------------------------------------

     Look Models' success is greatly dependent on its president and largest stockholder, Wolfgang Schwarz, due to his background, experience and contacts in the industry and his knowledge of the marketplace and its nuances. In addition, Look Models must attract and retain qualified management for the further development of its business and improvement and marketing of its products. Competition for management and marketing personnel is intense. Look Models' inability to attract additional key employees or the loss of one or more Current key employees could adversely affect it in developing existing products and marketing its products to existing and future clients.

     The vast majority of Look Models' operations and assets are concentrated outside the United States. Therefore, a creditor or plaintiff in a lawsuit may encounter great difficulties in enforcing liabilities in foreign jurisdiction. Further, an investor should be advised that there are political, economic and currency risks of operating in foreign countries.
-------------------------------------------------------------------------------

     Look Models' operations are world-wide and its assets are mainly in Austria. An investor should be aware that a creditor or judgment holder may encounter great difficulties in enforcing liabilities and attaching assets as these are held overseas. Further, as the different countries in which Look Models operates are subject to different economic cycles, political instabilities and differing values in currency, an investor should be aware that an investment in Look Models is subject to all of these risks.

     There is no public market for our securities. This means that there is a high risk that it may be difficult or impossible for a shareholder to sell his shares and if he is able to sell them, he might not recoup his investment as the price of his common stock is subject to great volatility.
-------------------------------------------------------------------------------

     As of this date, there is no public trading market for our common stock. Given the small size of this offering, and the relatively minimal public float, there is only a very limited likelihood of any active and liquid public trading market developing for the shares. If such a market does develop, the price of our common stock may be volatile. Thus, investors run the risk that they will never be able to sell their shares. In any event, there are additional state securities laws preventing resale transactions.

     We may need additional financing. We cannot assure you that we will be able to obtain this financing at favorable rates, if at all. If such financing cannot be raised, we may be unable to fund the operations of our company.
--------------------------------------------------------------------------------

     While the president of Look Models has guaranteed to fund the operating expenses for 2003 if required to support operations, there is no guarantee to fund operations in later years and thus the company may have to seek support through alternative means of financing. No other officers, directors or affiliates have agreed to lend money to Look Models. In order to achieve and maintain our planned growth rate after the merger, which growth plan includes financing acquisitions, Look Models may have to obtain additional bank financing or sell additional debt or equity securities in public or private financing. Any such financing could dilute the interest of current shareholders. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on the terms that will be satisfactory to Look Models.

     There was no independent valuation of our shares. Thus, the price of our shares of our common stock we are offering by this prospectus may bear little or no relation to their actual value.
--------------------------------------------------------------------------------

     The price of our shares was determined in good faith by our board of directors. We have not obtained either an appraisal of our securities or an opinion that the price of our securities is fair from a financial perspective. Thus, the price of our securities may not necessarily bear any relationship to our asset value, net worth or other established criteria of value and may not be considered indicative of the actual value of Look Models.

     The following are estimated expenses, incurred in connection with this registration statement, which are payable by Look Models and will be recouped out of the proceeds of this offering:


Securities and Exchange Commission Registration Fee.......         $  2,710
Legal Fees..................................................       $100,000
Accounting Fees............................................        $110,000
Edgarization, Printing and Engraving........................       $ 20,000
Miscellaneous...............................................       $ 14,500
Transfer Agent Fees.........................................       $  2,500
                                                                   --------
TOTAL.......................................................       $249,710


                                    DILUTION

     The difference between the initial public offering price per share of common stock and the net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of common stock is determined by dividing our net tangible book value, which is total tangible assets less total liabilities, by the number of shares of common stock outstanding.

     As of June 30, 2003, our net tangible book value (deficit) was $(3,827,129) or ($0.31) per share of common stock. Net tangible book value represents the amount of our total assets, less any intangible assets and total liabilities. Assuming sale of all 3,000,000 shares pursuant to this offering, net tangible book value (deficit) per share will be $(0.07). The result will be an immediate increase in pro forma net tangible book value (deficit) of $0.24 per share to our present shareholders and an immediate decrease of $1.07 per share to the public investors on a post-offering basis assuming 3,000,000 shares of our common stock are sold pursuant to this offering.

     The following table illustrates this dilution:

                            100%       75%      50%       25%      16 2/3%
                            ----      -----    -----     -----    --------

 Public offering
  price per share         $ 1.00     $ 1.00    $ 1.00    $1.00      $1.00


 Net tangible book
  value per share         $(0.31)    $(0.31)   $(0.31)  $(0.31)    $(0.31)
  before the offering

 Increase per share
  attributable
  to new investors        $ 0.24     $ 0.18   $ 0.12    $ 0.06      $0.04

Pro forma net tangible
  book value
  per share after
  the offering            $(0.07)    $(0.13)  $(0.19)   $(0.25)    $(0.27)

Dilution per share to
new investors             $ 1.07     $ 1.13    $1.19    $ 1.25     $ 1.27



                              PLAN OF DISTRIBUTION

     Conduct of this offering
     ------------------------

     This is a best efforts, self-underwritten offering of 3,000,000 units. Each unit is comprised of one share of common stock, one class A warrant and one class B warrant. The common stock and warrants are immediately separable upon issuance of the units. We will accept subscriptions, in our sole discretion, on a first come, first served basis. We will not pay any compensation to any person for the offer and sale of the units. There is no minimum offering amount that we must raise in order to continue with this offering.

     Wolfgang Schwarz, our president and treasurer, shall conduct this unit offering. He plans to distribute prospectuses related to this offering. We estimate that we will distribute approximately 200 prospectuses to acquaintances, friends and business associates.

     As of the date of this prospectus, we have not retained a broker for the sale of securities being offered. In the event we retain a broker we will file a post-effective amendment to our registration statement. Mr. R. Scott Barter acted as a finder in the acquisition of Look Models by Kingsgate. He had no material relationship with Kingsgate, its officers, directors or affiliates at the time of this transaction. He was awarded 125,000 shares of Kingsgate's common stock. While Mr. Barter acted as a finder for the company, he has no other relationship with Look Models, its officers, directors or affiliates.

The Penny Stock Rules Could Make Selling Our Securities More Difficult.
-----------------------------------------------------------------------

     The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity Security issued by an issuer that has:

o Net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

o Net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

o    Average annual revenue of at least $6,000,000, for the last three years.

     Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

     Until such time as the market price of our common stock increases to, and stays above $5.00, or we are able to meet the above tests and, trading in our common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

     Method of subscribing
     ---------------------

     Persons may subscribe for units by filling in and signing the subscription agreement and delivering it to us prior to the expiration date. Subscribers must pay $1.00 per unit by check, bank draft or postal express money order payable in United States dollars to "Kingsgate Acquisitions, Inc." You may not pay in cash. This is a self-underwritten offering made on a best efforts basis.

     Our officers, directors, current stockholder and any of their affiliates or associates may purchase up to 50% of the units. Units purchased by our officers, directors and principal stockholder will be acquired for investment purposes and not with a view toward distribution.

Expiration date

     The offering will end the earlier of the receipt of subscriptions for 3,000,000 units or one year from the effective date of the prospectus, unless we decide in our sole discretion to extend this offering for an additional one year period.

                                 USE OF PROCEEDS

     The gross proceeds of this offering if fully subscribed will be $3,000,000. In this case, proceeds will be used as follows:

     In the event $3,000,000 is raised pursuant to this offering, proceeds will be used as follows:

                                         Amount           Percentage
                                     of the offering    of net proceeds
                                     --------------     ---------------

  Offering expenses                    $ 250,000             8.33%

  Internet Related Marketing
    Including Web design updates       $ 150,000             5.00%

  Marketing of New Products

     Designed and Developed            $ 300,000            10.00%

  Marketing to Acquire and
     Place Models and


     Build Brand Awareness*            $ 575,000            19.17%


  Partial Extinguishment of

  Short-Term Bank Borrowings           $ 500,000            16.67%


  Product Design and Development**     $1,000,000           33.33%

  Salary for Chief Financial Officer*   $ 100,000            3.33%


Finance the ongoing operating
    Expenses in Prague and
    Bratislava and other working
    capital needs                      $ 125,000             4.17%
                                      ----------            -------

  Total                               $3,000,000           100.00%

     In the event $2,250,000 is raised pursuant to this offering, proceeds will be used as follows:

                                         Amount               Percentage
                                     of the offering        of net proceeds
                                     ---------------        ----------------
  Offering expenses                    $ 250,000                11.11%

  Internet Related Marketing
       Including Web design updates   $  150,000                 6.67%

  Marketing of New Products
     Designed and Developed           $  200,000                 8.89%

  Marketing to Acquire and
     Place Models and

     Build Brand Awareness*           $  425,000                18.89%


  Partial Extinguishment of
     Short-Term Bank Borrowings       $  500,000                22.22%


  Product Design and Development**     $  500,000               22.22%

  Salary for Chief Financial Officer***$  100,000                4.44%

  Finance the ongoing operating
    Expenses in Prague and
    Bratislava and other working
    capital needs                     $  125,000                 5.56%
                                      ----------                -------
  Total                               $2,250,000               100.00%


     In the event $1,500,000 is raised pursuant to this offering, proceeds will be used as follows:

                                         Amount               Percentage
                                     of the offering       of net proceeds
                                    --------------         -----------------
  Offering expenses                    $ 250,000               16.67%

  Internet Related Marketing
       Including Web design updates   $  50,000                 3.33%

  Marketing of New Products
     Designed and Developed           $ 100,000                 6.67%

  Marketing to Acquire and
     Place Models and

     Build Brand Awareness*            $ 175,000               11.67%


  Partial Extinguishment of
     Short-Term Bank Borrowings       $ 500,000                33.33%


Product Design and Development**       $ 200,000               13.33%

Salary for Chief Financial Officer***  $ 100,000                6.67%

Finance the ongoing operating
    Expenses in Prague and
    Bratislava and other working
    capital needs                     $ 125,000                 8.33%
                                     ----------              --------
 Total                               $1,500,000               100.00%

     In the event $500,000 is raised pursuant to this offering, proceeds will be used as follows:

                                        Amount            Percentage
                                    of the offering     of net proceeds
                                    --------------     -----------------

  Offering expenses                     $250,000             50%

  Marketing                             $100,000             20%


  Product Design and Development**      $125,000             25%


  Working capital                       $ 25,000              5%

  Total                                 $500,000            100%


     In the event $250,000 is raised pursuant to this offering, proceeds will be used as follows:

                                        Amount            Percentage
                                   of the offering      of net proceeds
                                   ---------------    ----------------------
  Offering expenses                     $250,000             100%
  Total                                 $250,000             100%


     If less than $250,000 is raised in this offering, we shall apply this figure towards offering expenses.



* In the event our company is able to raise funds and re-open negotiations with Munich Models, these funds would be directed towards the costs associated with the acquisition and integration costs of this agency. These costs would consist of legal and accounting fees as well as the fees associated with dual office consolidation, staffing fees and marketing and promotional fees.


** Product Design and Development Expenses consist of the following: selection of new fragrances; design of packaging, both package shape, materials used and label artwork for our perfume and body care lines; design of our accessory line including back packs, jackets, tee-shirts, hats, lingerie, bathing suits; development of other items in our accessory line.

*** On May 26, 2003, Look Models retained Andreas Seiser as Chief Financial Officer and Treasurer. Currently, Mr. Seiser has agreed to work without pay until after the effective date of this offering and after such time as we have had an opportunity to complete fundraising activities. Thereafter, we will use these funds to pay his salary. This is a verbal commitment. Mr. Seiser does not have a written contract with Look Models.


 BUSINESS

     Forward-looking Statements
     --------------------------

     Certain statements contained under this caption and elsewhere in this prospectus regarding matters that are not historical facts are forward-looking statements. All statements that address operating performance, events or developments that the management of Look Models expects to incur in the future, including statements relating to sales and earnings growth or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on Look Models management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in these forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues or net income, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things.

     History of our company
     ----------------------

     We were organized on September 28, 1999 as a blank check company, which is essentially a vehicle to pursue a business combination. We offered our securities to the public pursuant to Rule 419 and closed our offering, raising proceeds of $100,000 on July 27, 2000. After we closed our offering, we located Sky E-Com, a company our management believed to be a suitable acquisition target, entered into an agreement to acquire it and filed a post-effective registration statement documenting the transaction. However, after receiving comment from the Securities and Exchange Commission that Sky E-Com was an unsuitable target as it might not be considered to be an operating business, we terminated the transaction. After this transaction was terminated, our officers and directors continued their search for an acquisition candidate. In early July 2001, we learned of an international modeling agency that was seeking to be a public company. Negotiations were commenced and an initial securities purchase agreement between the parties was signed on July 25, 2001. None of our officers or directors had any preliminary contact or discussions with any representative of Look Models regarding a business combination until subsequent to the close of our offering.

     Rule 419 required that we complete an acquisition within eighteen months of the effective date of our registration statement. As we were unable to complete an acquisition within this time frame, we were required to refund the balance of our escrow account to our investors. In accordance with Rule 419, we utilized 10% of the proceeds of our offering ($10,000) for expenses relating to updating our financial statements, and preparing our first post-effective amendment. Pursuant to our escrow agreement with Chittenden Bank, we advised Chittenden to refund the balance of our escrow agent to our investors, and Chittenden Bank has advised us that it did so on March 20, 2002. We deregistered our company on September 6, 2002. We completed our acquisition of Look Models on September 6, 2002, prior to the submission of this registration statement. Our acquisition provided the following:

o All issued and outstanding shares of common stock of Look Models were exchanged for an aggregate of 10,500,000 of our shares of common stock, in proportion to the holdings of the Look Models stockholders. In addition, our founding stockholders transferred to Wolfgang Schwarz, 1,000,000 of their shares. The former stockholders of Look Models now own 11,500,000 shares of our common stock representing 92% of the combined entity.

o Our founders transferred a portion of their shares to the following parties in consideration of various services. R. Scott Barter acted as a finder for this transaction. The founders have transferred 125,000 shares of their founders' stock to him. Jack Rubinstein acted as a finder for this transaction and will act as advisor to the company in respect to locating key executives and strategic alliances as well as in the provision of product marketing advice. The founders have transferred 125,000 shares of their founders' stock to him. Mr. Richard Cohen acted as a finder for this transaction and will act as an advisor to the company in connection with the management and marketing expertise gained from his business experience, including but not limited to his service as the former president of General Media, Inc. The founders have transferred 125,000 shares of their founders' stock to him.

Description  of  the  Business  of  Look  Models  International,  Inc.
----------------------------------------------------------------------

     Business Development:
     ---------------------

     In 1986, Mr. Wolfgang Schwarz, president, chief executive officer and chairman of the board of Look Models International, Inc. and its subsidiaries, formed an Austrian company under the name Wolfgang Schwarz Sport- und Kultwveranstaltungen GmbH, Vienna. This company later changed its name to Look Eventmanagement GmbH, and is now a wholly owned subsidiary of Look Models International. In 1986, the company started the Look of the Year contest in Austria and Hungary, and achieved considerable success with that concept. In 1989, Mr. Schwarz and John Casablancas of the Elite Modeling Agency in New York, one of the leading model agencies in the world, agreed to develop the Look of the Year contest in 18 countries in Central and Eastern Europe. This Eastern European venture with Elite Modeling Agency ended on good terms in 1999.

     From 1994 to the present, Mr. Schwarz has built Look Models into a European contest platform and modeling agency, while continuing to discover and promote new faces. He has helped discover top models like Teresa Maxova, Nina Moric, Svetlana, Tatjana Dragovic, Natasa Vojnovic, Kristina Chrastekova, Viera Shottertova and others, and has launched the careers of many others. Look Models currently represents high profile models, such as Naomi Campbell, Linda Evangelista, Karolina Kurkova and Viera Shottertova, Ana Beatriz in Europe, as well as many rising stars. Mr. Schwarz has formed several affiliated companies through which he operates the following businesses:

     o    a modeling agency

     o    a talent scout and talent development business,

     o    a promotional event management and event licensing business, and

     o    a product development and distribution business.

     The corporate structure of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and its affiliates is as follows:

                   ------------------------------------------
                          Kingsgate Acquisitions, Inc.
                                  Delaware, USA
                    -----------------------------------------
                                      100%
                         Look Models International, Inc
                                  Delaware, US
                                      100%
                    -----------------------------------------
                              Fordash Holdings Ltd
                                     Bahamas
                                      100%
                    -----------------------------------------
                            Look Eventmanagement GmbH
                                 Vienna, Austria
                  -----------------------------------------

                   100%                                    100%
 --------------------------------------      ----------------------------------
          Look Model Management GmbH          Look Model Management spol sro
             Vienna, Austria                       Prague, Czech Republic
 --------------------------------------        ---------------------------------

     Look Models International, Inc. is a holding company that was organized under the laws of the State of Delaware on June 12, 2000. On September 26, 2000, Look Models acquired all the issued and outstanding stock of Fordash Holdings Ltd., a Bahamian holding company organized in July 1999 and 100% owner of all Look Models affiliates. As originally intended, Mr. Schwarz wanted an equity partner who would share in the company's operations, fund-raising and management. Mr. Schwarz anticipated that Look Models would be used as the vehicle to accomplish this goal, that the interests would be divided up and that as a bonus, Mr. Schwarz through Fordash would receive an equity distribution of one million dollars. This transaction was terminated and Mr. Schwarz extinguished the $1,000,000 payable having determined that it was not in the best interest of the company to take a distribution at that time. Instead, the transfer was treated as a recapitalization, as the shareholders of Look Models acquired all the stock of Fordash. In addition, Mr. Schwarz determined that a Delaware holding company would be a good vehicle through which to enter the U.S. equity marketplace. On September 6, 2002, Look Models became our wholly owned subsidiary.

     The remaining elements of the Look Models' family of companies are as follows: Fordash owns all the issued and outstanding stock of Look Eventmanagement GmbH, an Austrian company organized in 1986 under the name Wolfgang Schwarz Sport- und Kultwveranstaltungen GmbH, Vienna. Look Eventmanagement owns all the issued and outstanding stock of two companies, Look Model Management GmbH, an Austrian company, 1975 and Look Model Management spolsro, 1998 a Czech Republic company.

Operations of Look Models
-------------------------

     Look Models and its  subsidiaries  operate its business in three  segments:
Event Management, Model Management and Product Development and Distribution.

      Event Management:
      -----------------


     Look Eventmanagement GmbH operates an event management and model scouting business. It sources new models and organizes model search and contest events. While we have not secured any significant sponsorship contracts, our events have been sponsored by a wide variety of companies, including hotels, manufacturers and national airlines. Our events are attended by agents and industry professionals in the hope of signing on new models. The selected models' contracts are signed through Look Model Management. In addition to hosting these events itself, Look Eventmanagement licenses to third parties the right to operate these events, and obtains a license fee and continued royalties pursuant to such licenses.


     Prior to the year 2000, Look Eventmanagement and its predecessor company, acted as a licensee of Elite Model Management. As a licensee, it organized approximately 150 events in 27 countries in Central & Eastern Europe. It granted sub-licenses to local organizers and generated sponsorships and license fees for the years 1997, 1998 and 1999 as follows: In 1997, gross revenue from sponsorships was $55,700 with net income to the Look Eventmanagement of $22,800. In 1998, gross revenue from sponsorships was $125,700 with net income to the Look Eventmanagement of $50,280 and gross revenue from license fees was $86,600 with net income to the Look Eventmanagement of $69,280. In 1999, gross Revenue from sponsorships was $297,560 with net income to the Look Eventmanagement of $119,024 and gross revenue from license fees was $155,600 with net income to the Look Eventmanagement of $124,000.

     Our license with Elite ended January 2000. Look decided to develop brand awareness for the "Look" name, its products, and its business model.
Accordingly, Look, through Look Eventmanagement, launched a new event, "Look Models Search" instead of "Elite Model Look". Look Eventmanagement organized national and international model search and contest events. Initially, the company funded the majority of these events itself, in order to enhance its reputation and build its brand. Look Models intends to generate continued revenue from these relationships by entering into licensing agreements and sponsorship deals. Each license is limited as follows: (i) Geographic limitations (by country), (ii) Number of events (one event per year) (iii) Duration (one year with option for two more years) (iii) Adherence to strict guidelines regarding quality in order to protect our image and the Look brand. Such guidelines include: Look having the right to approve over each sponsor, Look having the right to review and approve all advertising, use of Look logos and adherence to Look guidelines for the proper attire for the model and way in which the event is presented.

     The licensing deals are promoted by word of mouth and are targeted towards companies with expertise in event promotion. Look has entered into approximately ten license agreements to date. The license is limited to a country and the term of the license is one year. Licensees organize the model search and contest events with the guidance and under the oversight of Look Eventmanagement. The structure of a licensing deal is that Look Eventmanagement is paid an initial licensing fee between $15,000 and $50,000 and retains a portion of the Revenue generated from sponsors of the events. For the year 2000, we derived an aggregate of $135,937 in event fees (12.63% of gross revenue), $113,952 was generated through sponsorship fees and $21,985 through licensing fees. For the year 2001, we derived an aggregate of $107,609 in event fees (8.81% of gross revenue), $7,267 was generated through sponsorship fees and $100,342 through licensing fees. For the year 2002, we derived an aggregate of $41,056 in event fees (5.79%), $38,969 was generated through sponsorship fees and $2,086 through licensing fees. Look has not generated any license fees during the six months ended June 30, 2003.


     The role of the sponsor is to finance the event. The sponsors finance these events in order to gain media attention and consumer support. They gain advertising space, are included in a promotional package prepared for the event and gain Internet coverage on the Look website. Typical terms of a contract with a sponsor would state that the sponsor would provide financing for the event. Generally, there are tiers of sponsorship, ranging from 40% to 100% of the cost of the event from prominent sponsors, down to much lesser amounts from smaller sponsors. Print space, as well as Television and Internet coverage and air-time granted is allocated in accordance with amount paid by the sponsor. Local events range in cost from $100,000 to $150,000. The International Final costs between $350,000 and $500,000. The financing from the international sponsorships is paid directly to Look Eventmanagement. Upon receipt, we pay over 50 to 70 % of this amount to the licensee. We retain the remainder as our income. The financing from local (the country of the event) is paid directly to the licensee. Look Eventmanagement is paid a commission of between 10 and 30% of the total amount.

     In the event marketing, licensing and sponsorship businesses, Look Models targets companies with expertise in event marketing, and is focusing its efforts to sign up licensees in major European markets. In 2002, Look Models through Look Eventmanagement targeted several countries in which it has already developed strategic licensing relationships, including Slovakia, Czech Republic, Hungary, Turkey, Portugal, Poland, Ukraine, Luxemburg, Romania and the Baltic nations. While Look Models has secured no significant license agreements, it has developed small licensee relationships in each of these countries. Look Models also intends to solicit franchises in these countries for the Look and Catwalk branded products. In addition, the event management company is designing a new, worldwide Internet oriented model contest in order to further generate revenues through licenses and sponsorship fees. The purpose of the Internet oriented model contest is to be a virtual scout for Look Models. Management of Look Models believes that a worldwide Internet oriented model contest will open up a worldwide venue for its search for modeling talent. A young model in any far off country will be able to scan a picture of herself onto the Look Models web-site and be included in our model contest. In addition to the model gaining access to a professional search event without incurring the expense of travel, we believe sponsors will look upon this as a worldwide venue for their advertising promotions.


     The model search and contest process also provides Look Models with a steady stream of young models that join its portfolio of faces for future placement. We believe our core markets of eastern and central Europe are currently the biggest sources for new modelling talent. Our belief is evidenced by current trends such as the current VH-1 model of the year Karolina Kurkova from Czech Republic as featured by American Vogue and as currently represented by our company in Europe. In addition top designers like Chanel, Louis Vuitton, Nina Ricci, Gucci and Prada have all chosen Eastern European models for their campaigns.

     Model Management:
     -----------------

     Look Model Management GmbH ("Look Model Management") operates a model agency in Austria, and through offices leased by Event Management, it operates model agencies in Slovakia. Look Model Management spol sro operates a model agency in the Czech Republic ("LMM Czech"). These Companies, like the rest of the industry, contract with models and place them at other agencies around the world as well as directly with clients, such as public relations firms, cosmetics and clothing companies, fashion event organizers, consumer goods companies, the media, airlines, and so forth. Examples of other agencies with which Look Model Management has contracts and has placed models include:
Wilhelmina, Ford, IMG, Vision and Elite. Examples of clients which with Look Models Management has contracted for the direct placement of models are Nina Ricci Paris, Chanel, Mango, Grey Worldwide, Unilever and P&G.


     The revenue that Look generates from its model agencies generally mirrors the following formula, which is industry standard. Look, like other model agencies, books models in two different ways. It can book the model directly with a client. In this case Look earns between 40 and 45 % commission, 20 to 25% of the modeling fee from the model and 20% of such fee from the client. Look`s models can also be booked through another agency. Where Look's models are booked through other agencies, the two agencies enter into a commission agreement. Examples of agencies with which Look Model Management has commission agreements according to the following terms include: Wilhelmina, Ford, IMG, Vision and Elite. Pursuant to these commission agreements, the two agencies share fees as follows: for local bookings (meaning the locality where the other agency exists), Look receives a commission of 10 % from the model's gross fee and the other agency receives a commission of 30% of the model's gross fee. Where there is an international campaign, such as a worldwide advertising campaign for a fashion designer or internationally recognized brand such as Levis, the commissions is split between. The fee paid to us pursuant to the commission agreement is called the mother agency fee.

     For the year 2000, we derived an aggregate of $860,849 in model bookings $409.438 of which were our commission fees. $752,352 (87.4%) of these bookings (300,940) (73.5%) of our commission fees) was generated through the placement of models directly with clients and $108,497 (12.6%) of these bookings (108,497 (26.50%) of our commissions) was generated through commission agreements with other agencies. For the year 2001, we derived an aggregate of $443,848 in model bookings $273,250 of which were our commission fees. $284,329 (64.06%) of these bookings (113,731 (41.62%) of our commission fees) was generated through the placement of models directly with clients and $159,519 (35.94%) of these bookings (159,519 (58.38%) of our commissions) was generated through commission agreements with other agencies. For the year ended December 31, 2002, we derived an aggregate of $ 582,401 in bookings, $ 329,639 of which being our commission fees, $ 443,545 (76.16%) in bookings ($ 190,783 (57.87%) in our commission fees)
was generated through the placement of models directly with clients and $138,856 (23.84%) ($ 138,856 (42.12%) in our commission fees) was generated through commission agreements with other agencies. For the six months ended June 30, 2003, we derived an aggregate of $229,533 in model bookings, $80,879 (35%) through direct bookings and $148,654 (65%) through commission agreements with other agencies.


     Currently, Look Models through Look Model Management and LMM Czech, LMM Bratislava, LMM Belgrade and its franchisee Mango Models Warsaw has contracted with approximately 350 models worldwide, which it books directly through all the Look branches and places them worldwide through other agencies pursuant to commission sharing arrangements. The amount of revenues generated by business from Austria was $912,541 in 2000 (75% of total revenue), $466,141 in 2001 (43%
of total revenue), $242,914 in 2002 (21% of total revenue) and $196,578 (34% of total revenue) for the six months ended June 30, 2003. The rest was international income. Look Models currently represents high profile models, among others , such as Naomi Campbell, Linda Evangelista, Karolina Kurkova, Ana Beatriz, Isabeli, Viera, Natasa Vojnovic in Eastern and Central Europe, including Austria, Slovakia, Hungary, Czech Republic, Poland, Germany, Yugoslavia. LMM has booked Ms. Campbell's services approximately five times. LMM has booked Ms. Claudia Schiffer services's approximately four times and Ms. Evangilista's services approximately three times. Generally, Look Models through Look Model Management have derived an approximate aggregate of 20% of their total revenue from bookings of the high profile models. Although no assurance can be given, Look expects to continue to offer services to such high profile, established models. However, Look Models' strategy, through Look Model Management is to invest in the future of young models in the hope that it will benefit when these models develop in their careers. Until today Look founded and built the careers of young top models like: Kristina Chrastekova, Anna Tokarska, Viera Schottertova, Petra Kvapilova, Alzbieta Syrovatkova, Barbara Temova and many others. However, no assurance can be given that Look Models will ever receive a return on its investment in a significant number of its models due to a variety of factors. Some factors include changing consumer tastes, personal difficulties of the models, emotional inability to perform in the modeling world, lack of modeling assignments, economic downturns and more affordable replacements for models.


     Look Models has constructed what it believes to be the first Internet portal with a copyrighted proprietary software that enables worldwide bookings online. The website has been operational since July 2002. Look Models utilizes the booking portal as an additional avenue to find new talent and as a way to book this talent with all its traditional clients. Look Models has digitized photographs, biographies and booking calendars for its modeling talent. Other modeling agencies as well as direct clients can apply for a code that will enable them to gain access to the models' files. The potential clients will be able to select a model, access her calendar and directly book the model's services through her online calendar. Time and money associated with travel, scheduling and meetings can be thereby greatly reduced. Look Models believes that the savings of time and money as well as the convenience of online booking will provide increased bookings and thereby increased revenues for Look Models. The web-site is located at www.link2look.com. Look Models intends to use its portal web-site aggressively and, while no assurance can be given, believes, based on cost and time savings, that this global booking structure is the future of the business. Clients have already taken advantage of utilizing Look Models' new software such as Nina Ricci, Paris, Grey Worldwide, TRIUMPH International, Chanel, many mail order companies and the major fashion magazines, such as Vogue, Elle, Glamour and Marie Claire. In 2002, 76.16% ($ 443,545) of the overall Model Management's revenue ($ 582,401) resulted from international bookings. For the six months ended June 30, 2003, 65% ($148,654) of the overall Model Management's revenue ($229,533) resulted from international bookings. The software allows the Company to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although we are just beginning to utilize our software, model management revenues increased by more than 45% in 2002 compared to 2001. For the six months ended June 30, 2003, model management revenues were $229,533 compared to $239,826 for the six months ended June 30, 2002, a 4% decrease. Management does not view this decrease as significant.

     In addition, part of Look Models' business plan is to form, acquire and/or develop strategic relationships with other model agencies in the world's top markets. This strategy involves seeking out other model agencies with solid organizations and good reputations that enable them to place models with top commercial clients. In November 2002, Mr. Schwarz executed a contract to acquire Munich Models GmbH, a privately owned German model agency. This contract was subsequently terminated by the parties because Look Models did not have the finances to complete the acquisition. Look Models still continues to do business with Munich Models GmbH and considers its relationship with Munich Models to be a good one. The letter of termination from Munich Models did not address the possibility of entering into a merger agreement at a later time. In the event our company is able to raise funds and re-open negotiations with Munich Models, we would like to use proceeds from this offering for the costs associated with the acquisition and integration costs of this agency. We are not currently involved in a negotiation to acquire any other agency.



     It is already standard in the industry to form affiliations with other model agencies pursuant to commission agreements. We will continue to develop these affiliations as well as attempt to acquire certain agencies where there are strong synergies between the parties and we believe it to be an economically sound move. While Look Models is not currently in negotiation to acquire any agency, Look Models anticipates that additional acquisitions could be made through an exchange of stock with the target, or if funds are required, such funds would come out of revenue or working capital, if available, or could be raised through subsequent offerings. These relationships would allow Look Models to place its local talent at larger international agencies, and potentially increase its revenue generation. Look Models believes that combined with its Internet booking services, such strategic relationships will give it an increased share of the global marketplace. The Internet booking services have been operational since July 2002 and allows our models worldwide to exchange information with partner agencies.


     Licensing.
     ----------

     Look Models licensed the use of its name to a restaurant, known as the "Look Bar" from which it derived an annual license fee in the amount of $7,267. While the fee was subject to increase in successive years, Look terminated this license on October 10, 2002 as the Look Bar was not promoting the image Look wants to project. However, Look will seek other similar relationships. Look intends to seek other suitable licensees of Look Bars. In addition to filing trademark applications to extend its trademark protection to the name "Look Bar". Look Models intends to further protect the use of its name and image through a License Agreements.

     Product Design and Distribution:
     --------------------------------

     Look Models is currently designing a line of cosmetic products, lingerie and accessories under the brand names "Look" and "Catwalk" aimed at the young female market worldwide. Look Models works with Uli Petzold, an internationally renowned designer who is a director of Look Models, in the creation of these products. Look Models has applied much of its 1999, 2000, 2001 and 2002 revenues to finance its product line and web site development, as management believes this is a good investment in future revenue production. Look Models has already begun distribution of perfume, eau de toilette, body milk, body splash and perfume towelettes and has produced 35,000 units of the fragrance and cream products, and 500,000 promotional perfume towelettes. The manufacture of the products we select and design is outsourced. Our cosmetic and fragrance products are currently being distributed on a non-exclusive basis in Austria on a non-exclusive basis by Douglas Parfumerie, a purveyor of fragrances and cosmetics that has approximately 800 locations in Europe, and one store in the US, located at Grand Central Station in New York. To date, our non-exclusive distribution arrangement with Douglas Parfumerie is limited to Austria until such time as we authorize otherwise. We distribute our products in Czech Republic and Slovakia through Fann, a.s. on a non-exclusive basis. Our non-exclusive contract with both Douglas Parfumerie and Fan provide the following: We have approval rights over their methods of distribution and presentation of our product. The contract has an indefinite term subject to a right of termination by either party upon 90 days written notice. Both companies charge industry standard mark-ups on our products.


     Look Models has negotiated a deal with Coty Beauty, a division of Coty, to develop a fragrance line under the Pret-a-Porter brand. The parties are currently drawing up a written license agreement. Look Models has received a letter dated March 28, 2003, from Massimillano Ferari, Marketing Director of Coty Beauty confirming Coty's intent to finalize their agreement with Look Models.

     On November 15, 2001, Look Models entered into a five year, renewable International Production and Distribution Agreement with Dialpack, Inc., a German corporation, pursuant to which it has obtained, among other things, the worldwide right to promote and distribute a patented cosmetics dispenser under our Look Models and Catwalk labels. The product is a two cartridge dispenser that can adjust the amount of filler dispensed from each cartridge with the turn of a dial. Look Models intends to distribute a line of sunscreen products in this dispenser that can deliver any range of sun protection factor (SPF) by dialing the front of the container. It also anticipates distributing a foundation makeup that can range in shade according to a turn of the dial. Pursuant to the agreement, Look Models will also act as Dialpack's exclusive distributor in Eastern Europe for all uses of the product and in the rest of the world for model-related uses and for products under the Catwalk label. The agreement contains a right of first refusal on behalf of Look Models, such that in the event that Dialpack receives an offer to sell or determines to sell its company, the product line or the patents underlying the product line, then Look Models shall have the right of purchase at the same price and terms as has been offered to Dialpack. The agreement between Look Models and Dialpack can be terminated in the event a party is declared bankrupt, is subject to liquidation or dissolution. The agreement is terminable by Look Models if Dialpack distributes a similar product into the Look Models' market and Look Models is protected by a non-circumvention clause. The agreement is terminable by Dialpack if Look Models fails to promote the product, fails to sell agreed to minimum quantities of the product or promotes or distributes the product in certain territories under non-model-related labels or labels other than Catwalk. Failure to reach minimum purchase requirements of 300,000 units will result in termination of the agreement. Look has purchased 200,000 units and was required to purchase an additional 100,000 prior to the end of 2002 in order to reach its minimum purchase requirement. Look has not purchased this last 100,000 units as a result of negotiations a dispute between Dialpack and Look Models regarding the non-circumvention and termination clauses in the contract and the purchase requirements by Models Prefer as discussed below. Look has alleged that Dialpack has breached its non-circumvention clause. Dialpack has not yet but may terminate the contract as a result of Look Models refusal to purchase the minimum purchase requirement. The parties are currently in discussion about potential breaches. No formal legal action has yet to be commenced by either party. Look Models is currently considering its legal remedies but has not yet decided on its course of action. As fees generated under this agreement are not guaranteed, they and may be significantly less if the minimum purchase requirements are not met.


     As a result of the agreement with Dialpack, on December 5, 2001 Look Models entered into a three-year Product Distribution Agreement with Models Prefer, Inc., a Connecticut corporation. Look Models and Models Prefer are not affiliated. Under this agreement, Look has granted exclusive North American distribution rights for the distribution of a moisturizing make up, or other such products, in the Dialpack dispenser so long as it meets pre-set milestones. The agreement grants distribution rights in the United Kingdom as well, but only with respect to sales made through QVC. Models Prefer anticipates marketing its products over televised distribution channels, such as QVC. In addition, the agreement provides minimum purchase requirements on the part of Models Prefer to maintain distribution rights as well as pre-set purchase milestones in order to maintain exclusivity. Models Prefer's failure to reach minimum purchase requirements may result in termination of the agreement. Thus, fees generated under this agreement are not guaranteed and may be significantly less if the minimum purchase requirements are not met. The minimum purchase requirement for year one (December 1, 2001 to November 30, 2002) was two hundred thousand (200,000) units, which was met. We began distribution and delivered the Dialpack product to Models Prefer, which resulted in revenue of $550,000. The minimum purchase requirement increased in year two (December 1, 2002 to November 30,
2003) to three hundred thousand (300,000) units, which would result in revenue of $900,000. According to the contract between the parties, by December 1, 2002, Models Prefer was required to purchase one hundred fifty thousand (150,000) Units, which would result in revenue of $450,000. This requirement has not been met. Although the contract is still in force, Models Prefer has notified Look Models that it will not be purchasing additional products in the immediate future. The parties are currently in discussion about potential breaches. Look Models is seeking to ensure that the non-circumvention provision of its contract with Models Prefer has not been breached. No formal legal action has yet to be commenced by either party. Look Models is currently considering its legal remedies but has not yet decided on its course of action. The minimum purchase requirement increases in year three (December 1, 2003 to November 30,
2004) to four hundred thousand (400,000) units, which would result in revenue of $1,200,000. The requirement to maintain exclusivity for year one is the purchase of four hundred thousand (400,000) units by July 1, 2002, which would result in revenue of $1,200,000. The requirement to maintain exclusivity for year two is the purchase of six hundred thousand (600,000) units by June 1, 2003, which would result in revenue of $1,800,000. The exclusivity purchase requirement for year three is the purchase of eight hundred thousand (800,000) units, which would result in revenue of $2,400,000. The agreement also contains a non-circumvention provision on the part of Look Models prohibiting it from having dealings with any vendor, producer, supplier and/or distributor of the dispenser.


     The company also intends to build value in its brand names so that it can license its brand name to other manufacturing and distribution companies. Look Models may form a wholly owned subsidiary to conduct these operations.

Distribution methods of the products or services
------------------------------------------------

     Through Look Eventmanagement, a scouting network is utilized to source and contract with the models. Look Eventmanagement's employee's and independent contractors travel to various events to find new models. They call, write and meet with various companies to sponsor these events and to license the right to hold Look Model contests.

     Look Models presently distributes its cosmetic products through Douglas Parfumerie and FANN. It will seek the services of other distributors as well as use its in-house staff and its president to market its products to large cosmetic companies, department stores and catalogue companies.

     Look Models has negotiated a deal with Coty Beauty, a division of Coty, to develop a fragrance line under the Pret-a-Porter brand. The parties are currently drawing up a written license agreement. Look Models has received a letter dated March 28, 2003, from Massimillano Ferari, Marketing Director of Coty Beauty confirming Coty's intent to finalize their agreement with Look Models.

     Look Modelmanagement booking agents use phone, fax, in person meetings and the Internet to place models with other agencies as well as directly with clients.

     Look Models also anticipates utilizing its web-site as a distribution tool to market is products as well as place its models.


     Look Models also intends to build value in its brand names in order to build sales and attract sponsors and licensees. Its model contests have been televised in many countries such as Poland, Germany, Romania, Czech Republic, Slovakia, Serbia, Portugal, Austria, Hungary and many others. The international final for 2000 took place in Vienna, Austria and for 2001, in Istanbul, Turkey. Our 2002 final took place in Prague, Czech Republic. We are planning additional events contemplating "fashion days" that will focus on local and international designers and will culminate in a world-wide event.

     Competition
     -----------
     Event and Model Management:
     ---------------------------

     Both our event management and model management sectors are dependent upon the modeling business. The modeling business is highly competitive, globalized and fragmented, and is also subject to changing demands and preferences. In the modeling industry, there is a low capital requirement to begin operations, and consequently Look Models has estimated that there are over twelve thousand (12,000) modeling agencies worldwide. There is a high cost to the clients for use of models, and the fixed costs tend to be uniform worldwide. There is often little loyalty between models and agencies, and reputation and local connections are some of the key factors that distinguish agencies. There is no barrier to the over twelve thousand modeling agencies worldwide to enter into event promotion as a way to find new talent and to generate different sources of revenue.

     In  the  case  of  Look   Eventmanagement,   our  competitors  in  modeling
competitions are Ford, Elite and Metropolitan.

     Look Modelmanagement is a small player in the direct placement of modeling talent. However, we believe that our Internet booking portal will expand our capabilities in different marketplace. In addition, while Look is a competitor in the modeling business, it is also a supplier.

     Product Design and Distribution:
     --------------------------------

     We face intense competition with respect to marketing our own brand of fragrance, cosmetic items and health and beauty aid products. We compete with major health and beauty aid companies, as well as fragrance and cosmetic companies who have well-established product lines, spend large sums for advertising and marketing and have far greater financial and other resources than we do. We also compete with these companies for shelf space and product placement in various retail outlets. The distribution of health and beauty aid products is also extremely competitive. We compete with pharmaceutical wholesalers that carry health and beauty aid products, as an accommodation for their customers. Many of these wholesalers have greater financial and other resources than we do.

     The apparel industry is highly competitive and fragmented, and is subject to rapidly changing consumer demands and preferences. We believe that our success will depend in large part upon our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner and upon the appeal to consumers of the Look and Catwalk brand image. We will compete with numerous apparel manufacturers and distributors and several well-known designers. Many of our competitors have greater financial resources than we do. Although the level and nature of competition differ among our product categories, we believe that we will compete on the basis of our brand image, quality of design, workmanship and product assortment.

Sources and availability of raw materials
-----------------------------------------

     Look Models relies on its scouting network to source new faces and contract with these models. Approximately 50% of our scouts are exclusive and 50% are freelance. No scouts can sign contracts on behalf of Look Models or its affiliates. Look Models negotiates fees separately with each of the scouts. Generally, a scout will receive a 5% fee of the client bookings for a limited period of time.

     We source products through numerous suppliers. We seek to achieve the most efficient means for timely delivery of our high quality products.

     We design our own product lines with our creative director, Mr. Uli Petzold. The products we design include our clothing and accessory line as well as the packaging for all of our cosmetics products. We purchase our cosmetic and fragrance products from foreign and domestic manufacturers and suppliers selected by our creative director. Many of these companies also manufacture and supply health and beauty aid products, fragrances and cosmetics for many of our competitors. The products we distribute are manufactured by independent foreign and domestic companies. We do not own any production equipment. We are presently sourcing manufacturers of our clothing and accessory line. Manufacturers of cosmetics and fragrances are subject to foreign and domestic regulation. We do not manufacture cosmetics and fragrances ourselves and therefore do not require governmental approval for their sale.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration.
--------------------------------------------------------------------------------

     Look Models has filed a trademark application with the United States Patent and Trademark Office for the mark "Look Models" in International Class 2003. This application was filed on January 19, 2001, and has been assigned Serial Number 76/199318. Look Models has also registered the mark "Look Models" in Belgium, the Netherlands, Luxembourg, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, France, Germany, Hungary, Italy, Latvia, Poland, Portugal, Romania, Russian Federation, Slovakia, Slovenia, Spain, Switzerland, Yugoslavia, Lithuania, and the United Kingdom, under the Madrid Agreement and the Madrid Protocol. The mark is filed in International Classes 003, 35, 41 and 42. The Registration Number is 739 473, and the date of the registration is May 2, 2000.

     Accounting Treatment
     --------------------

     Although we are the parent corporation, for accounting purposes, our acquisition of Look Models has been treated as the acquisition of us by Look Models. This is known as a reverse acquisition and a recapitalization of Look Models. Look Models is the acquirer for accounting purposes because the former Look Models stockholders received the larger percentage of our common stock and voting rights than our prior stockholders. The fiscal year has remained the same as both our company and Look Models have the same fiscal year, December 31.

     Employees
     ---------

     Our subsidiary Look Models has twenty-three (23) total employees, of which twenty (20) are full time employees and three (3) are freelance.

     Properties
     ---------

     We do not own any real estate. Look Models has a protected lease on its offices in Vienna, Austria, pursuant to Austrian law. A protected lease means that the tenant has an indefinite leasehold on these properties so long as the lease payments are made. Under the agreement, if the Company continues to make lease payments at the current amount, the lease cannot be terminated by the landlord. The monthly rental including utilities is approximately $1,633 per month. Additionally, it has a protected lease in Prague, Czech Republic, pursuant to Czech law. The lease is signed for unlimited period of time. The monthly rental, is $750 plus utilities. The company has the right to sublease the premises. Look has a protected lease in Bratislava, Slovakia, pursuant to Slovakian law. The lease is signed for unlimited period of time. The monthly rental, is $1,400 plus utilities. The company has the right to sublease the premises. Look Models previously rented office space in Belgrade, Yugoslavia but has closed this office. Management has determined that maintaining office space in Belgrade is unnecessary and that it can currently handle any Yugoslavian business by phone or through business trips to the country. Management believes that the closure of this office has no impact on the business of Look Models. Look Models owns and leases sophisticated computer and graphic production equipment for photo shoots, Internet activities, and events. It owns other personal property and business furniture in its business premises.


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     You should read the following discussion and analysis as well as the consolidated financial statements and their accompanying notes, included elsewhere in this prospectus. This discussion and analysis is a presentation by management of their financial condition and result of their operations, as our company has assumed their business operations.


     Certain statements contained under this caption and elsewhere in this prospectus, regarding matters that are not historical facts are forward-looking statements. All statements that address operating performance, events or developments that the management of Look Models expects to incur in the future, including statements relating to sales and earning growth or statements expressing general optimism about future operating results are forward-looking statements. These forward-looking statements are based on Look Models management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in these forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues or net income, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things.

Critical Accounting Policies and Estimates
-------------------------------------------

     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses, and our related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, intangible assets and income taxes.

     We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements.

     We recognize revenue when it is earned and record accounts receivable at that time. We do not account for revenue based on contractual arrangements in advance of their being earned.

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made.

     We do not have any of the following:

     o    Off-balance sheet arrangements.

     o Certain trading activities that include non-exchange traded contracts accounted for at fair value.

     o Relationships and transactions with persons or entities that derive benefits from any non-independent relationships other than related party transactions discussed herein.

Foreign Exchange Issues
-----------------------
Foreign currency translation:
-----------------------------

     The financial position and results of operations of Look Models' foreign subsidiaries are measured using local currency as the functional currency. The functional currency for most foreign operations is the Austrian Schilling, which was replaced by the Euro in January 2002. Conversion to the Euro is not expected to have an impact on Look Models' financial condition and results of operations. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rate of exchange at the balance sheet date. Translation gains and losses are included in other comprehensive income. Aggregate foreign currency transaction gains and losses are included in the results of operations as incurred.



                          KINGSGATE ACQUISITIONS, INC.
                 (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.)

                              RESULTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
                   AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002


                             December 31,     December 31,       June 30,       June 30,
                                2002             2001              2003            2002
                             ------------     ------------      -----------     -----------


Sales                      $  1,146,849      $  1,076,237       $   583,329    $   464,752
Cost of sales                  (784,900)         (662,601)         (313,736)       (234,311)
                           -------------    --------------      ------------   ------------
Gross profit                    361,949           413,636           269,593        230,441
                           -------------    --------------      ------------   ------------

Selling expenses               (610,018)         (430,375)         (357,148)      (357,307)
Administrative expenses        (868,456)       (1,648,951)         (400,869)      (292,202)
                           -------------    --------------      ------------   ------------
                             (1,478,474)       (2,079,326)         (758,017)      (649,509)

Loss from operations         (1,116,525)       (1,665,690)         (488,424)      (419,068)
                           -------------    --------------      ------------   ------------

Interest expense               (134,417)          (55,826)          (51,487)       (47,563)
Other, net                       36,389            (4,434)            7,357        (27,907)
                           -------------    --------------      ------------   ------------
                                (98,028)          (60,260)          (44,130)       (75,470)
                           -------------    --------------      ------------   ------------

Net loss                   $ (1,214,553)     $ (1,725,950)      $  (532,554)   $  (494,538)
                           =============    ==============      ============   ============

Net loss per share -
   basic and diluted        $     (0.10)     $      (0.14)      $     (0.04)   $     (0.04)
                           =============       ==============      ============   =========


Weighted average shares of
    common stock
    outstanding               12,477,533        12,323,269        12,513,111     12,459,573
                           =============       ==============    ============   ============

Results of Operations
---------------------

2002 Compared with 2001
-----------------------


     For the year ended December 31, 2002, revenue increased from the year ended December 31, 2001. Revenue for the year ended December 31, 2001 was $1,076,237, and revenue for the year ended December 31, 2002 was $1,146,849 (a 6.6% increase). Management believes that the increase can be attributed to the globalization of its model mediating activities resulting in an increased number of models Look Models has placed internationally and the ensuing increase in mother agency fees. In 2002, 75% of the overall revenue resulted from international bookings, compared to 5% in 2001. Management believes that its models had an increased willingness to travel internationally after the post September 11th fear of travel began to wane. Management also believes that the increase can be attributed to cost cutting measures and more successful model placement. Management also attributes the increase in revenue to the higher margin from sales of sunscreen products. The cost of sales of $784,900, for the year ended December 31, 2002, is higher than the cost of sales of $662,601 in the year ended December 31, 2001 (an 18.5% increase). The increase in the cost of sales is due to additional development fees associated with the Look and Catwalk brand identity and costs associated with the development Look's event-management concept based on the Internet and "fashion days". Accordingly, there was a decrease in Look Models' gross margin for the year ended December 31, 2002. Specifically, the gross profit for the year ended December 31, 2001 was $413,636, or 38.4%, but, for the year ended December 31, 2002, the gross profit was $361,949,or 31.6%. This decrease in gross margin can be primarily attributed to the higher cost of sales in gross margin from sales of sunscreen products. There were no sales of sunscreen products during the year ended December 31, 2002. Selling expenses for the year ended December 31, 2002, as compared to the selling expenses for the year ended December 31, 2001 show an increase from $430,375 to $610,018, or 41.7%. These higher costs are due increased salaries, increased travel and telecommunication expenses, which includes installation and connection fees for our Internet portal.



     Administrative expenses decreased in 2002 compared to those of 2001. Administrative expenses were $1,648,951 in 2001, and were $868,456 in 2002, a 47.2% decrease. This is because the company did not re-incur certain costs attributed to preparing for its public registration, and in upgrading its accounting and financial controls. Look Models posted a net loss for the year ended December 31, 2002 of $1,214,553. The net loss for 2002 was a decrease of 29.6% over the net loss in 2001 of $1,725,950. The 2002 loss includes $200,000 of non-cash foregone salary imputed to the company's president.


     The loss in 2002 can be divided into a loss from U.S. operations, and a loss from European operations. The loss in 2002 from U.S. operations was $580,149, while the loss from European operations was $634,404. The U.S. operations are those of the holding company, which received funds from non U.S. investors and dispensed funds to its European subsidiaries for working capital purposes, and paid obligations to both U.S. and non-U.S. vendors, primarily in satisfaction of transaction based expenses. Other than the distribution of products to Models Prefer, Ltd. ("Models Prefer") there are no operations currently being conducted in the U.S. The loss from operations in Europe of $634,404 was lower in 2002 than it was in 2001. In 2001 the net loss from Europe was $652,992. The 2002 loss from U.S. operations of approximately $580,149 is significantly less than the 2001 loss from U.S. operations of $1,072,958.

     Six months ended June 30, 2003 compared with the six months ended June 30, 2002

     Revenue for the six months ended June 30, 2002 was $464,752 and revenue for the six months ended June 30, 2003 was $583,329 (a 25.5% increase). This increase is primarily due to a significant sale of cosmetics products and Eventmanagement services, as well as a large commission fee earned from model placement. The cost of sales of $313,736 for the six months ended June 30, 2003 is higher than the cost of sales of $234,311 in the six months ended June 30, 2002. This increase is due to the costs underlying the cosmetics and Eventmanagement sales and the costs surrounding model placement. Specifically, the gross profit for the period ended June 30, 2002 was $230,441, or 49.6%, and for the six months ended June 30, 2003, the gross profit was $269,593, or 46.2%. Selling expenses remained almost unchanged for the six months ended June 30, 2003 at $357,148, as compared to the selling expenses for the six months ended June 30, 2002 of $357,307. Administrative expenses were $400,869 for the six months ended June 30, 2003, and were $292,202 for the six months ended June 30, 2002, a 37.2% increase. This increase is due to costs attributed to preparing for the Company's public registration, fees for advisory services, and software updating, as well as the write-off of accounts receivable. Look Models posted a net loss for the six months ended June 30, 2003 of $532,554. The net loss for the six months ended June 30, 2003 was an increase of 7.7% over the net loss for the six months ended June 30, 2002 of $494,538.

     The net loss for the six months ended June 30, 2003 can be divided into a net loss from U.S. operations, and a net loss from European operations. The net loss for the six months ended June 30, 2003 from U.S. operations was $348,567, while the net loss from European operations was $183,987. For the six months ended June 30, 2002, the Company incurred a net loss from European operations of $270,905 and a net loss from U.S. operations of $223,633. The net loss from U.S. operations for the six months ended June 30, 2003 of $348,567 shows an increase of 55.9% compared to the net loss for the six months ended June 30, 2002. The increase is mainly due to costs incurred from the organisation of the International Fashion Day event in Prague. Management allocates costs and earnings from an international event like the International Fashion Days showcasing international talent to U.S. operations. The net loss from European operations for the six months ended June 30, 2003 of $183,787 shows a decrease of 32.2% compared to the net loss of the six months ended June 30, 2002. This decrease is due to an upgrading of the Company's accounting and financial controls, and particularly to the cutting of personnel expenses.

     While Look Models has experienced uncertainty in meeting its cash flow needs and has relied on outside investors and its principal shareholder to provide funding, Look Model's management plans to attain profitability and meet cash flow needs going forward as follows:


a. Look Models' president and majority shareholder, Wolfgang Schwarz, has made a firm commitment to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement. Mr. Schwarz has certified this commitment to Look Models in writing. This funding, if necessary, will be made as an at-market interest bearing loan to Look Models.

b. Mr. Schwarz has agreed to postpone his claim for amounts owed to him by Look Models and to utilize funds from capital raised from redemption of outstanding warrants, future equity transactions or profitable operations as a means of repayment. At December 31, 2002 and June 30, 2003 such amounts were $892,121 and $1,129,154, respectively.

c.   Management   believes   that  the  increase  in  revenue  Look  Models  has
     experienced will continue. For the six months ended June 30, 2003, Look Models' revenue was $583,329 compared to $464,752 for the six months ended June 30, 2002.

d. From Look Models' operating segments, the following developments are anticipated to increase revenues and cash flows in year 2003:


     Model management:
     -----------------

     Pursuant to its growth strategy, Look Model's began to globalize its model mediating activities. In 2002, 75% of the overall revenue resulted from international bookings, compared to 5% in 2001. This trend is expected to continue in 2003. The software allows Look Models to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although Look Models is just beginning to utilize this software, model management revenues increased by more than 45 % compared to 2002.

          Cosmetics:
          ----------

     Look Models is finalizing a license contract for its fragrance line with one of the world's largest fragrance producers, Coty. Look Models will produce and market fragrance products.

          Look Model Search/Event-management:
          -----------------------------------


     In 2003, Look Models expects to increase significantly the number of participating countries in its international model search activities. Look Models' licensees organized events in Austria, Yugoslavia, Czech Republic, Slovakia, Hungary, Poland, Macedonia, Bosnia, Lithuania, Latvia, Romania and Portugal. Due to the Look Models' Internet portal scouting system, contestants from an increasing number of countries, including the USA, South America and Asian countries, apply and take part in the events. Look Models' new event-management concept is based on the Internet and "fashion days", revolving around the promotion of local designers. This new concept proved to be very successful in our final show of 2002 in Prague. This event gained significant media attention, and Look Models is evaluating offers from venue sponsors in Dubai and Monte Carlo for future international shows.


e. Look Models is seeking to eliminate non-recurring expenses. See Liquidity and Capital Resources, below.

f. Look Models is seeking to eliminate non-cash charges, such as payment in stock for services rendered to Look Models.


Liquidity and Capital Resources
-------------------------------
Working Capital, Debt and Liquidity.
------------------------------------

     Although Look Models had a shareholders' deficit as of December 31, 2002 and June 30, 2003 of $3,048,302 and $3,727,307, respectively, Look Models believes that it will have the capital resources for the next twelve (12) months in order to operate its business due to:

(1) Funding Commitment. Look Models' president and majority shareholder, Wolfgang Schwarz, has guaranteed to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, if necessary, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement. Mr. Schwarz has certified this commitment to Look Models in writing. This funding, if necessary, will be made as an at-market interest bearing loan to Look Models.

(2) There are several trends and events that have, or are reasonably likely to have, a material impact on Look Models' short-term or long-term liquidity. Look Models is currently negotiating to obtain financing from a private equity fund. Look Models believes that it is currently at the due diligence stage of these negotiations. Look Models is negotiating additional equity funding from foreign investors and has completed the combination with Kingsgate Acquisitions, Inc., which is expected to provide access to the U.S. capital markets. Additional funding is intended to increase both the short-term, and the long-term liquidity position of Look Models. Look Models intends to use this financing for working capital, and to cover the transaction costs it will incur in the next several months. Look Models believes that its Internet booking system, as well as the maturity in age of its models database, and the execution of several pending licensing transactions will add to its short-term liquidity. Look Models is attempting to license its "Look" and "Catwalk" brands for franchise purposes, and to increase the number of licensees of its brands. Turkey and Russia are two markets where the "Look" brand will be developed and the "Catwalk" products will be sold. Look Models is not aware of other known trends, events or uncertainties, other than general business upswings or downturns that will have a material impact on its short-term or long-term liquidity.

(3)  Look Models'  internal and  external  sources of liquidity  are as follows:
     Externally, Look Models hopes to continue its past strategy of obtaining funding from the sale of its stock to outside investors, some of whom are already current shareholders of Look Models. Internally, Look Models expects to fund its operations from revenues and acquisitions using stock, and expects to increase its revenues, while stabilizing its expenses. Additionally, Look Models has outstanding claims against third parties which management believes will result in cash receipts and debt extinguishment during 2003 totaling approximately $165,000.

(4) Deferred Repayment. The President and majority shareholder of Look Models has deferred repayment of loans due to him for one (1) year, or until Look Models achieves profitability, or is successful in securing follow-on financing. An example of follow-on financing that would be used to repay Mr. Schwarz' loan is through warrant exercise. If our offering, which is currently in registration is fully subscribed there will be 6,000,000 warrants outstanding. Upon exercise of these 6,000,000 warrants, Look Models will receive gross proceeds of $6,250,000. We intend to use 25% of the warrant proceeds to pay outstanding officer loans and 75% of the warrant proceeds for marketing our cosmetics and accessory lines. There can be no assurance that the warrants will be exercised or that Look Models will return to profitability. Mr. Schwarz has not guaranteed the extension of this loan and could, potentially, seek some loan repayment out of revenues generated.

(5) Lines of Credit and Overdrafts. Look Models has the following lines of credit and overdrafts on bank accounts with several Austrian banks:

    At June 30, 2003 short-term borrowings consisted of:


    Line of credit, interest at 4.5%;
    outstanding balance due in September 2003;
    collateralized by the Company's receivables and
    guaranteed by the Company's president                              $ 210,469

    Line of credit, interest at 4.5%;
    outstanding balance due in September 2003;
    collateralized by the Company's receivables and
    guaranteed by the Company's president                                486,392

    Line of credit, interest at 7.875%;
    outstanding balance due in September 2003;
    collateralized by the Company's receivables and
    guaranteed by the Company's president                                173,010

    Overdraft on bank accounts, interest at 4.5%                       1,245,390
                                                                       ---------

                                                               $       2,115,261

Net Cash Used in Investing Activities

     Look Models has no material commitments for capital expenditures, as it has already expended the majority of necessary funding in developing its licensing and brand extension businesses, but Look Models will need working capital to continue to purchase inventory of dispensers, perfume, eau de toilette and body splash. Look Models is currently developing a new range of products, and is attempting to negotiate royalty based contracts with large cosmetic companies for these products. Look Models also intends to license products under its brand names, particularly to licensees that will sponsor the LOOK MODEL SEARCH International Final. Look Models also has commitments to various entities and individuals for transactional fees, disbursements, professional fees, and other related costs in conjunction with completing this transaction. These costs are not expected to exceed $250,000, and Look Models intends to partly finance these expenditures internally from revenue, but primarily, Look Models intends to use financing and offering proceeds to make such expenditures.


Seasonality

     These are seasonable aspects that can have a material effect on the financial condition or results of operations of Look Models, such as lower demand during off-season periods. Partially offsetting the seasonality is the fact that Look Models has a presence in various markets. A slowdown in one market is sometimes offset by buoyancy in another market, resulting in such fluctuations having less of an overall effect on Look Models' annual revenue stream. For example, the different seasons result in the need for models in different venues. Spring and fall bring the need for models to display fashions for the industry retail viewers. Summer and winter require models in on-site swimwear and winter sports shoots.


Planned Acquisitions

     As Look Models believes it would be more cost effective to acquire existing agencies in certain markets, rather than to open up new offices in said markets, Look Models plans to form strategic alliances, through either commission agreements or acquisitions of modeling agencies in some of the world's modeling centers, such as New York, London, Paris, Milan, and Munich. Look Models may also seek to purchase companies, or assets that will benefit, or assist its production and distribution capabilities in its cosmetics business. In general, Look Models intends to use stock in large part to finance acquisitions. If funds are required, such funds would come out of revenue or working capital, if available, or could be raised through subsequent offerings. In November 2002, Mr. Schwarz executed a contract to acquire Munich Models GmbH, a privately owned German model agency. This contract was subsequently terminated. We are not currently involved in negotiations to acquire any other agency.

Planned Ventures

     Look Models has commenced preliminary discussions with Fashion T.V., a media company, which is televised worldwide through cable and satellite and has approximately 300 million viewers. The two companies are collaborating a deal whereby Fashion T.V. would cover all Look Models' national model contests as well as the International final event. This collaboration would allow Look Models to have a participating partner to share the expenses of the event, while maximizing revenue by increasing visibility of the event through greater media coverage of the event. 32

Expected Market, Product, Region of Influence

     Look Models anticipates that its services will continue to be demanded by many young girls from Eastern Europe seeking to enter the modeling world. Look Models also anticipates it will be sought out by aspiring models in the Western world once it has established a presence in one or more major modeling markets. Look Models currently represents high profile models as well as new talent. An expected market is the development of young models. In the event marketing, licensing and sponsorship businesses, Look Models targets companies with expertise in event marketing, and is focusing its efforts to sign up licensees in major European markets. In 2002 Look Models signed agreements in Portugal, Germany, Czech Republic, Slovakia, Turkey, Poland, Hungary, Yugoslavia.

     In the cosmetics business, Look Models targets the young female market in Europe. Look Models hopes to establish a brand name in Europe before launching its products in the United States. Look Models plans to extend its product line to develop products that are identified with its models, such as handbags, accessories, sunglasses, and so forth. Look Models is developing four sample collections of "cult items" such as leather jackets, caps, model backpacks, workout outfits and lingerie.

     Look Models has negotiated a deal with Coty Beauty, a division of Coty, to develop a fragrance line under the Pret-a-Porter brand. The parties are finalizing a written license agreement. Look Models has received a letter dated March 28, 2003, from Massimillano Ferari, Marketing Director of Coty Beauty, confirming Coty's intent to finalize their agreement with Look Models.


Projected Financial Information and Management
----------------------------------------------
Expectation on the Nature of Future Business1
---------------------------------------------

     Investors should not place undue certainty on projections. We can provide no assurances that any of our projections will ever be met.


1. Licenses and Sponsoring:
---------------------------

     Beginning in 1999 and continuing through 2002, Look Models decided to create awareness for its brand name, its products, and its business model. Accordingly, Look Models invested in, and developed partnerships with outside parties for the purpose of organizing national and international model search events. Initially, Look Models funded all the model search events itself, in order to develop a reputation as a leader in the search for new faces. The model search process also provides Look Models with a steady stream of young models that join Look Models' portfolio of faces for future placement. Look Models now intends to generate revenue from these relationships by entering into licensing and sponsorship deals. In 2003, Look Models is focusing on exploiting both existing and new markets, and expects to negotiate licensing and sponsorship deals.

     The structure of a licensing deal is as follows:

     Look Models is paid an initial licensing fee of anywhere from $15,000.00 - $50,000.00 per country, and retains a portion of the revenue from sponsors at the events.

 2. Merchandising:
------------------

     Look Models has invested heavily in product development and marketing, and has developed a line of products that will utilize its "Look Models", and its "Catwalk" brands. The products are aimed at the young female market worldwide. The products being developed are perfume, eau de toilette, body milk, body splash, perfume towelettes, aromatherapy, sunscreen, and lingerie. Look Models works with Uli Petzold, an internationally renowned designer who is a director of Look Models, in the creation of these products. At this time, Look Models' products have a presence in Austria, the Czech Republic, Slovakia and Turkey.

     --------

     1 These notes are arranged by dividing Look Models into four (4) revenue producing units,

3. Modeling and licensing:

--------------------------

     Through the acquisition of agencies in major markets, Look Models hopes to increase its revenue stream. Additionally, due to the fact that several of its models will be finishing school this year, Look Models expects to add to its revenue base from these new faces. These models will be able to generate additional revenue due to the fact that they will have completed their studies.

     Without the acquisition of "big market" agencies, Look Models, based upon historical figures, would expect to increase its revenue by 30% per annum.

4. E-Commerce:
--------------

     Look Models has constructed what it believes to be the first Internet portal with a copyrighted proprietary software that enables worldwide bookings online. The website has been operational since July 2002. Given that this is the first time that a model agency network has built a fully operating model booking portal, there are no historical figures to use for revenue projections herein. We believe that the portal will increase revenues and decrease operating expenses, without taking revenue from the existing modeling business. The portal will allow Look Models to book models worldwide by electronic means without interfering with the models' local agency's office and the current base of operation of the models. As these transactions will be new, they will not be taking revenue from Look Models' existing modeling business. Look Models will promote its portal aggressively and believes that this global booking structure is the future of the business.

     Clients have already taken advantage of utilizing Look Models' new software such as Nina Ricci, Paris, Grey Worldwide, TRIUMPH international, Chanel, many mail order companies and the major fashion magazines, such as Vogue, Elle, Glamour and Marie Claire. In 2002, 76.16% ($ 443,545) of the overall Model Management's revenue ($ 582,401) resulted from international bookings. For the six months ended June 30, 2003, 65% ($148,654) of the overall Model Management's revenue ($229,533) resulted from international bookings. The software allows the Company to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although we are just beginning to utilize our software, model management revenues increased by more than 45% in 2002 compared to 2001.


     The sources of income for the e-commerce division are:

     1. Modeling commissions; 2. Portal advertising revenue; 3. Revenue from portal links; and 4. Product sales.

Description of Material Risks and Management's strategy of offset risk
----------------------------------------------------------------------

     Look Models effectively invests in the future of young models in the hope that it will benefit when these models develop in their careers. Look Models may never receive a return on its investment in a significant number of its models due to a variety of factors, such as changing consumer tastes, personal difficulties of the models, emotional inability to perform in the modeling world, lack of modeling assignments, economic downturns, more Affordable replacements for models, to name a few. Look Models also faces the risk that its models may dishonor contracts they have with the agency, refuse to sign contracts with the agency, or leave the agency to join another agency. While Look Models plans to issue shares of stock to each of its models as an incentive to remain with Look Models, and to build loyalty and an ownership mentality in its models, management has not worked out the specifics of this program. It is anticipated that this program will be a privately issued employee stock plan issued pursuant to an exemption from registration under the Securities Act of 1933. Additionally, management intends to closely marshal and enforce its contractual relationships with all its models, and with the outside agencies with which Look Models shares bookings, and, therefore, fees.

Significant Accounting Policies
-------------------------------

Stock-based compensation:
-------------------------

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to account for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has chosen to account for employee stock-based compensation using APB 25.

Segment reporting:
------------------

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company's results of operations and financial position were not affected by the implementation of SFAS No. 131.

Operating segments:
-------------------

     The Group classifies its businesses into three operating segments. The segments have been defined by the services each segment offers. The services offered are described below:

Event management:
-----------------

     Look Eventmanagement GmbH handles the sourcing of new models and their development, and the organization of promotional events. It was founded 1986 under its former name Wolfgang Schwarz Sport- und Kulturveranstaltungen GmbH, Vienna.

Model management:
-----------------

     Look Model Management GmbH is a model agency operating in Austria.

Cosmetics:
----------

     In 2000, the Company started a new operating segment by entering into the cosmetics business. The products include Eau de toilette, perfumes, body milk and body splash. In 2001, the Company introduced the sale of sunscreens.



    A summary of sales by country is as follows:

                          Year ended December 31, 2002
                          ----------------------------
                       Event-          Model
                      Management     Management      Cosmetics       Total
                    ------------     ----------      ---------     ----------

Austria              $  103,717     $  138,856      $     341   $   242,914
USA                      26,488              -        309,603       336,091
Other countries         124,299        443,545              -       567,844
                    ------------     ----------      ---------     ----------

Totals               $  254,504     $  582,401      $  309,944  $ 1,146,849
                    ============    ===========   ============   ============


                          Year ended December 31, 2001
                          ----------------------------

                       Event-          Model
                      Management     Management      Cosmetics       Total
                    ------------     ----------      ---------     ----------

Austria              $   72,601     $  392,497    $     1,043    $   466,141
USA                      74,473              -        277,029        351,502
Other countries         247,772              -         10,822        258,594
                    ------------     ----------      ---------     ----------

Totals               $  394,846     $  392,497    $   288,894     $ 1,076,237
                    ============    ===========   ============    ============

                         Six months ended June 30, 2003
                        ---------------------------------

                       Event-          Model
                      Management     Management      Cosmetics       Total
                    ------------     ----------      ---------     ----------

Austria             $   115,556      $   80,879      $     143     $  196,578
USA                      17,079               -              -         17,079
Other countries         134,128         148,654         86,890        369,672
                    -----------      ----------     ----------     ----------

Totals              $   266,763      $  229,533      $  87,033     $  583,329



                         Six months ended June 30, 2002
                        ---------------------------------
                       Event-          Model
                      Management     Management      Cosmetics       Total
                    ------------     ----------      ---------     ----------


Austria              $   57,593      $   80,287      $       -     $  137,880
USA                       8,203               -         98,454        106,657
Other countries          60,676         159,539              -        220,215
                    -----------      ----------     ----------     ----------

Totals               $  126,472      $  239,826      $  98,454     $  464,752



Information about the Company's operating segments:

                                               Year ended December 31, 2002
                                               ----------------------------
                                  Event-         Model
                                management     Management    Cosmetics     Corporate          Total
                           -----------------------------------------------------------------------------


Total revenue                $     254,504     $  582,401     $ 309,944           -        $  1,146,849
Profit (loss) from
  operations                      (439,967)      (178,524)       82,115    $(580,149)        (1,116,525)
Interest expense                  (108,140)       (26,277)            -            -           (134,417)
Net income (loss)                 (524,549)      (191,970)       82,115     (580,149)        (1,214,553)

Salary waived by CEO                                                         200,000            200,000
  and majority
shareholder

Capital expenditures                 13,443         14,240            -            -             27,683
Depreciation and
  amortization                       12,326         10,161            -       15,543             38,030



                                              Year ended December 31, 2001
                                              ----------------------------
                                  Event-         Model
                                management     Management    Cosmetics     Corporate          Total
                           -----------------------------------------------------------------------------
Total revenue                   $  394,846      $  392,497     $  288,894               -     $1,076,237
Profit (loss) from
  operations                     (368,282)        (313,551)        89,101    $ (1,072,95  8   (1,665,690)
Interest expense                  (44,103)         (11,723)           -               -          (55,826)
Net income (loss)                (415,489)        (326,604)        89,101      (1,072,958)    (1,725,950)

Shared issued for services               -             -             -            270,000        270,000
Capital expenditures                 7,472             -             -             16,534         24,006
Depreciation and
  amortization                       9,030           7,388           -             15,544         31,962



                                                     Six months ended June 30, 2003
                                   Event-        Model
                                 management    management          Cosmetics      Corporate          Total


     Total revenue           $       266,763   $       229,533  $      87,033               -    $     583,329
     Loss from
         operations                  (63,631)          (59,949)       (16,277)  $    (348,567)        (488,424)
     Interest expense                (42,083)           (9,404)             -               -          (51,487)
     Net loss                       (100,352)          (67,358)       (16,277)       (348,567)        (532,554)

     Salary waived by CEO
        and majority shareholder                                                      100,000          100,000
     Capital expenditures                  -               633              -               -              633
     Depreciation and
         amortization                  6,912             3,934              -           7,772           18,618




                                                      Six months ended June 30, 2002
                                   Event-             Model
                                 management         management       Cosmetics      Corporate          Total

     Total revenue           $       126,472   $       239,826  $      98,454               -    $     464,752
     Loss from
         operations                 (231,163)          (47,635)        83,363   $    (223,633)        (419,068)
     Interest expense                (38,375)           (9,188)             -               -          (47,563)
     Net loss                       (299,829)          (54,439)        83,363        (223,633)        (494,538)

     Salary waived by CEO
        and majority shareholder           -                 -              -         100,000          100,000
     Capital expenditures              9,159             1,628              -               -           10,787
     Depreciation and
         amortization                  6,907             4,723          3,146           1,105           15,881

                                   MANAGEMENT

       Our officers and directors and further information concerning them are as follows:


    Name                              Age                   Position
    ----                              ---                   --------

Wolfgang Schwarz                       52             President,
Passauerplatz  #1                                     and a Director
Vienna 1010,  Austria

Uli Petzold                            42             Secretary and a
Passauerplatz  #1                                     Director
Vienna 1010,  Austria


Andreas  Seiser                        41             Treasurer and
Passauerplatz  #1                                     Chief  Financial  Officer
Vienna 1010,  Austria




     Below are the biographies of the officers and directors of Look Models:

     Wolfgang Schwarz, 52 - Chief Executive Officer, President, Chairman of the Board and Treasurer of Look Models and its subsidiaries since their inception:
Mr. Schwarz is an Austrian entrepreneur and of Kingsgate from September 6, 2002. He will serve a five year term. In 1974, after a short modeling and acting career, he founded a modeling agency called "The Girls and Boys" in Austria. The Girls and Boys thereafter expanded its business activities to Germany. The Girls and Boys is solely owned by Mr. Schwarz. While it still exists, it no longer conducts operations. In 1979, Mr. Schwarz launched a series of European contests for models using the name "The face of the 80's". In 1986 he started the Look of the Year contest in Austria and Hungary, and achieved considerable success with that concept. In 1986, he formed an Austrian company under the name Wolfgang Schwarz Sport- und Kultwveranstaltungen GmbH, Vienna. This company later changed its name to Look Eventmanagement GmbH, and is now a wholly owned subsidiary of Look Models International. In 1987, Mr. Schwarz established the first eastern European modeling agency in Hungary using the name "The Girls and Boys", which also became a market leader. In 1989, Mr. Schwarz and John Casablancas of the Elite Modeling Agency in New York, one of the leading model agencies in the world, agreed to develop the Look of the Year contest in 15 countries in Central and Eastern Europe. Since 1993, Look has been a large supplier of new faces to the modeling world. From 1994 to the present, Mr. Schwarz has built Look Models into a European contest platform and modeling agency, while continuing to discover and promote new faces. He has helped discover top models like Teresa Maxova, Nina Moric, Svetlana, Tatjana Dragovic and others, and has helped launch the careers of supermodels Naomi Campbell, Linda Evangelista and Karen Mulder in Europe.

     Uli Petzold, 42, Director and Creative Director from September 6, 2002 (the date of the merger) and will serve a five year term. Mr. Petzold was born in Frankfurt Germany and moved to Nuremberg after finishing his high school education and obtaining his Abitur (an extra educational degree indicating distinction from a German or Austrian university). There he completed an apprenticeship as a furrier in the studios of Marco International. From March 1982 to September 1984, he designed furs for Ansel & Ansel in Montreal Canada. From October 1984 to June 1987, he accepted a call from Balenciaga Paris to head the fur division under the then director of Karl G. Kunert. The two formed a team, creating collections that were very successful, first and foremost in Japan and the United States. In June 1987, at the age of 27, Uli Petzold opened an atelier, a top floor studio, in the Avenue Victor Hugo, Paris and designed his own apparel lines under the label Petzold Paris. At the same time, he also opened for his German customers a studio in Bad Homburg. In September 1988, a contract with Jindo International to become a chief designer of the European Division took him back to Asia. Back to Europe in June 1988, he designed a Petzold women's wear collection that the garment manufacturer Wiedekind licensed in place of Daniel Hechter Paris. Parallel to the stepwise development and extension of his own design company in Germany and USA, he ran a Petzold store under franchise in Germany. In September 1989 to August 1994, Mr. Petzold designed the trend collection for a period of five seasons for AKZO, wrote copy for his own column in the Italian fashion press "Nella Moda di Uli Petzold", and received (as the only German) the "Oscar of the Haute Couture" for furs in 1985 and 1986 from the Academy of Fashion in Turin, Italy. From March 1991 to July 1993, he headed the international Trendtables as official trend advisor for prestigious trade fair Interstoff in Frankfurt.

     Since January 1995 his personal interests on design changed more and more to graphic, packaging, industrial and interior design. He stared to create his own home collection and was hired to design special interest products by the Ritzenhoff AG. Within a short period of time his name became well known in this business. From February 1996 to September 1997, he was asked by Mercedes Benz AG to design and develop a new corporate showroom interior. By the November 1997 the first two branches were opened in Germany. The design was licensed by Uli Petzold to implement the concept worldwide. In July 1998 he moved back to the USA. Since then he has operated the creative studios of the XODESIGNGROUP in Frankfurt Germany with his partner Kay Witte, and in Miami Beach, USA. Currently, Mr. Petzold operates Petzold New York, Inc., which conducts an international license business in New York, N.Y. Some of Mr. Petzold's clients include Mercedes Benz, Germany, Procter & Gamble / Cosmetic Division, London, Dolce & Gabbana / EuroItalia, Sahra Lee, London and Sanyo Fischer Vertriebs GmbH.

     Andreas Seiser, 41, Treasurer and Chief Financial Officer from May 26, 2003. From September 1, 1997 to December 31, 1997, Mr. Andreas Seiser was the Assistant of the executive board of Raiffeisen Centralbank Austria. From January 01, 1998 to December 31, 1998, he was the Head of the Euro transition project of Raiffeisen Banking Group Austria and the Central- and East European Banking Network. From January 01, 1999 to December 31, 2000, Mr. Seiser was the Chief Executive Officer and Chief Financial Officer of Cornus GmbH (internet marketplaces company) and from January 01, 2002 to June 30, 2002, Mr. Seiser was the Chief Executive Officer and Chief Financial Officer of Raiffeisen-trade.com (an internet brokerage and online securities trading company). Since June 30, 2002, Mr. Seiser has been a business consultant to the Foundation of
Projectsurfers Network. Mr. Seiser has a Master of Business Administration (BGBL.II Nr.68/1998) from the University of Illinois, USA / Danube University, Austria.


     Remuneration
     ------------

     Wolfgang Schwarz has a renewable five year employment agreement with Look Models dated June, 2000. He is paid a yearly salary of $350,000. Mr. Schwarz was paid a reduced salary of $200,000 in 2001. As of December 31, 2002, the 2002 loss includes $200,000 of non-cash foregone salary imputed to Mr. Schwarz. Mr. Schwarz has made a firm commitment to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement. The determination as to the appropriate time to re-incur his salary will be made in good faith by Mr. Schwarz and the board of directors. Mr. Schwarz has certified this commitment to Look Models in writing. This funding, if necessary, will be made as an at-market interest bearing loan to Look Models. Mr. Schwarz has also listed for sale a real estate investment and has committed to utilize the net proceeds from the sale, estimated to be $615,000, to support 2003 activities as required.

     Mr. Schwarz' employment agreement contained a provision stating that if $5 million dollars was not raised by March 2001, he could terminate his agreement with twenty days notice. Mr. Schwarz has waived this right. Thus, this provision is not enforceable.


     On May 26, 2003, Look Models retained Andreas Seiser as Chief Financial Officer and Treasurer. Currently, Mr. Seiser has agreed to work without pay until after the effective date of this offering and after such time as we have had an opportunity to complete fundraising activities. Thereafter, we will use these funds to pay his salary. This is a verbal commitment. Mr. Seiser does not have a written contract with Look Models.


     Audit Committee Financial Expert
     --------------------------------

     On May 26, 2003, Look Models retained Andreas Seiser as Chief Financial Officer and Treasurer. Mr. Seiser now serves on our audit committee.

     The following table sets forth information concerning compensation for services rendered to Look Models by its President and by its executive officers.

                           SUMMARY COMPENSATION TABLE
                             Long Term Compensation
                              Restricted Securities
Name and                               Other Annual     Stock     Underlying    LTIP       All
Principal    Year   Salary    Bonus    Compensation    Award(s)    Options     Payout     Other
Position             ($)       ($)        ($)             ($)      /SARs (#)    ($)     Compensation
----------   ----    ----      ------   ----------     ---------   ----------   ----  -------------

Look Models Officers and directors

Wolfgang(1)(2) 6/30/03 -0-       -0-        -0-           -0-        -0-          -0-         -0-
Schwarz,       2002    -0-       -0-        -0-           -0-        -0-          -0-         -0-
Chairman
of The Board,
President,
Treasurer      2001    200,000   -0-        -0-           -0-        -0-          -0-         -0-
Director       2000    350,000   -0-        -0-           -0-        -0-          -0-         -0-

Uli           6/30/03  -0-       -0-        -0-           -0-        -0-          -0-         -0-
Petzold,       2002    -0-       -0-        -0-           -0-        -0-          -0-         -0-
Secretary      2001    -0-       -0-        -0-           250,000    -0-          -0-         -0-
Director       2000    -0-       -0-        -0-           -0-        -0-          -0-         -0-

Andreas
Seiser (3)    6/30/03  -0-       -0-        -0-           -0-        -0-          -0-         -0-
Chief Financial Officer
Treasurer

(1) Mr. Schwarz agreed to forego his salary of $200,000 in 2002. As of December 31, 2002, the 2002 loss includes $200,000 of non-cash foregone salary imputed to Mr. Schwarz. Mr. Schwarz has made a firm commitment to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement.


(2) Mr. Schwarz may terminate his employment with 60 days written notice. In the event he raises $5,000,000, he may terminate his employment with 20 days notice. Mr. Schwarz has waived this right. Thus, this provision is not enforceable.


(3) On May 26, 2003, Look Models retained Andreas Seiser as Chief Financial Officer and Treasurer. Currently, Mr. Seiser has agreed to work without pay until after the effective date of this offering and after such time as we have had an opportunity to complete fundraising activities. Thereafter, we will use these funds to pay his salary. This is a verbal commitment. Mr. Seiser does not have a written contract with Look Models.


     No Board of Directors' fees have been paid.

     Additional Employee Benefits: Employees are provided health insurance.

                  MANAGEMENT'S STATEMENT AS TO INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. Under Article XI of our by-laws, we will indemnify and hold harmless to the fullest extent authorized by the Delaware General Corporation Law, any of our directors, officers, agents or employees, against all expense, liability and loss reasonably incurred or suffered by such person in connection with activities on our behalf. Complete disclosure of relevant sections of our certificate of incorporation and by-laws is provided in Part II of the registration statement. This information can also be examined as described in "Further Information."

     We have been informed that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act, which may be permitted to our directors, officers or control persons pursuant to our certificate of incorporation and by-laws is against the public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           MARKET FOR OUR COMMON STOCK

     Prior to the date of the prospectus, no trading market for our common stock has existed. Pursuant to the requirements of Rule 15g-8 of the Securities
Exchange Act, a trading market will not develop prior to or after the effectiveness of our registration statement.

Shares Eligible For Future Sale
-------------------------------

     None of our Common Stock is subject to outstanding options or Warrants or convertible Securities. We have 12,520,000 shares of common stock outstanding, none of which are freely tradable without restriction. The resale of these shares is governed by the resale limitations of Rule 144 adopted under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

o    one percent (1%) of the then outstanding shares of the common stock or

o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of certain current public information about the company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to these limitations.

     Pursuant to the acquisition between our company and Look Models, the original Kingsgate shareholders, representing 8% of the combined entity, were granted piggyback registration rights. This means that we will register these Shares under the Securities Act if and when we register additional company stock pursuant to the Securities Act.


     Currently, none of our stock is authorized for issuance under an equity compensation plan.

     There are 67 holders of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On September 6, 2002, we acquired Look Models International, Inc. All issued and outstanding shares of common stock of Look Models have been exchanged for an aggregate of 10,500,000 of our shares of common stock, in proportion to the holdings of the Look Models stockholders. In addition, our founding stockholders transferred to Wolfgang Schwarz, 1,000,000 of their shares. The former stockholders of Look Models own 11,500,000 shares of our common stock representing 92% of the combined entity and 74.2% of the combined entity assuming all 3,000,000 shares are sold pursuant to this offering.

     In November 2002, Mr. Schwarz negotiated a deal to purchase Munich Models GmbH, a German model agency. This contract was subsequently terminated because Look Models did not have the finances to complete the acquisition. In the event our company is able to raise funds and re-open negotiations with Munich Models, we would like to use proceeds from this offering for the costs associated with the acquisition and integration costs of this agency.


     Advances payable, related party, represent amounts advanced to Look Models by its president and principal shareholder. The advances are unsecured, payable on demand and do not bear interest. At December 31, 2002 and June 30, 2003, such amounts were $892,121 and $1,129,154, respectively. Look Models' president, Wolfgang Schwarz, has agreed to postpone his claim for amounts owed to him by the Company through 2003, or until funds are acquired through redemption of outstanding warrants, future equity transactions or profitable operations which will provide the means for repayment.

                             PRINCIPAL STOCKHOLDERS

     The table on the following page sets forth certain information regarding the beneficial ownership of our common stock as of the date of the prospectus, and as adjusted to reflect the acquisition of Look Models. As 10,500,000 shares of our common stock have been issued to Look Models shareholders, and 1,000,000 shares of founder's stock has been transferred to them, they initially received that number of shares equal to 92% of Kingsgate, Assuming all 3,000,000 shares are sold pursuant to this offering, they will own or 74.2% of Kingsgate. For purposes of this table, we have included the holdings of:

+ each person who is known by us to own beneficially more than 5% of our outstanding common stock;

+    each of our officers and directors; and

+    all of our directors and officers as a group.


                            Shares of Common
  Name/Address          Stock Beneficially Owned
  Beneficial        before sale of 3,000,000 shares          Class
                            In this Offering                 Owned
------------        -------------------------------        -------

Wolfgang Schwarz (1)(2)

Passauerplatz #1,                  8,000,000                 64.0%
Vienna 1010, Austria

Nautilus Management (3)
Consulting GmbH
Gloriettegasse 29
1130 Wien

Austria                            1,600,000                 12.8%

AktienInvestor.com (3)
Consulting GmbH
Gloriettegasse 29
1130 Wien

Austria                              400,000                  3.2%

Ulrich Petzold
1410 West 24th Street

Miami, FL  33140-4523                250,000                 2.0%

Total Officers and Directors      10,250,000                66.0%
(2 Persons after acquisition)

(1) May be deemed "Promoters" as that term is defined under the Securities Act and are our only officers and directors.

(2) Mr. Wolfgang Schwarz owns 5,000,000 through Netizen, a Bahamian business organization located at Goodman's Bay, Corporate Centre, West Bay Street and Sea View Drive, P.O. Box CB-10976, Nassau, Bahamas. He owns 2,000,000 shares through Monti Fiduciaria S.A., Via Laizzari 2a,6(degree), Piano 6900 Lugano, Switzerland. He received 1,000,000 shares pursuant to the Kingsgate merger.

(3) Mr. Thomas Roeggla is the control person of Nautilus Management and of AktienInvestor.com.

     None of the current stockholders have received or will receive any extra or special benefits that were not shared equally by all holders of shares of our common stock.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 45 million shares of common stock, $.001 par value per share, of which 12,520,000 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

    Holders of our common stock

+ have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors;

+ are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

+ do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

+ are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

     All shares of our common stock which are part of the units, or which underlie the warrants, will be fully paid for and non-assessable when issued, with no personal liability attaching to ownership. You and other holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As a result of our acquisition of Look Models, the officers and directors and other stockholders of Look Models will beneficially own at least 85.2% of the outstanding shares of our common stock, assuming all of the shares offered pursuant to this prospectus are purchased, and will be in a position to control all of our affairs.

Preferred Stock

     We may issue up to 5,000,000 shares of our preferred stock from time to time in one or more series. As of the date of the prospectus, we have issued no shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in Management control.

Redeemable Common Stock Purchase Warrants

     You and other holders of our warrants which are part of the units may exercise them for a period of two years commencing on the date of the prospectus. Our class A warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.00. Our class B warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25. Our common stock underlying the warrants will, upon exercise of the warrants, be validly issued, fully paid and non-assessable.

     We may redeem our warrants, at any time, for $0.001 per warrant, if we provide 30 days' prior written notice, if the closing bid price of our common stock, as reported by the market on which our common stock trades, exceeds 150% of the exercise price per share for any twenty consecutive trading days ending within ten days prior to the date of the notice of redemption. If we are unable to qualify our common stock underlying the warrants for sale in certain states, holders of the warrants in those states will have no choice but either to sell their warrants or allow them to expire.

     You may exercise your warrants by surrendering the warrant certificate, with the form of election to purchase printed on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price, to us or the warrant agent. You may exercise your warrants in whole or from time to time in part. If you exercise fewer warrants than are evidenced by a warrant certificate, we will issue a new warrant certificate for the number of unexercised warrants.

     Warrantholders are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including stock splits, recapitalizations and the issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, they may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up, holders of the warrants are not entitled to participate in our assets.

     For the life of the warrants, holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the book value of our common stock at the time of exercise and would result in a dilution of the percentage ownership of existing stockholders. The terms upon which we may obtain additional capital may be adversely affected during the period in which the warrants remain exercisable. Warrantholders may be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than the exercise price of the warrants.

     We may not call the warrants for redemption if there does not exist an effective registration statement relating to the underlying shares. Warrantholders may not be able to exercise their warrants if they have not been qualified for sale under the laws of the state where the warrantholder resides. A call for redemption could force the warrantholder to accept the redemption price, which, in the event of an increase in the price of the stock, would be substantially less than the difference between the exercise price and the market value at the time of redemption.

Reports to Stockholders

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31st.

Dividends

     Look Models has not shown positive earnings in the past two (2) fiscal years, and has paid no dividends. The company, in all likelihood, will use its earnings, if any, to develop its business and does not intend to declare dividends for the foreseeable future.

Transfer Agent
--------------

     We have appointed American Stock Transfer and Trust Company, New York as transfer agent for our shares of common stock and warrants.

Certain Income Tax Consequences
-------------------------------

     In our management's opinion, our acquisition of Look Models is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that our stockholders and the stockholders of Look Models subject to United States taxes will not recognize gain or loss from the transaction. In addition, the transaction is not intended to result in the recognition of gain or loss to either us or Look Models in the respective jurisdictions where each of us is subject to taxation. We have not obtained an opinion of counsel nor a ruling from the Internal Revenue Service. You should consult your own tax advisors as to the specific tax consequences of our acquisition.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission under the Securities Act, a post-effective registration statement relating to this prospectus. We have not included in the prospectus all of the information in the registration statement and the attached exhibits. Statements of the contents of any document are not necessarily complete. Copies of these documents are contained as exhibits to the registration statement. We will provide to you a copy of any of any Referenced information if you contact us at Passauerplatz #1, Vienna 1010, Austria,
Attention: Chief Financial Officer, telephone 011-43-1-533-5816.

     As of the effective date of the post-effective registration statement, we will be a reporting company and will be subject to the reporting requirements of the Securities Exchange Act. We will file periodic reports voluntarily in the event that our obligation to file such reports is suspended under Section 15(d) of the Securities Exchange Act. Our filings may be inspected and copied without charge at the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of our filings can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. We have filed this registration statement and will file all future registration statements and other documents and reports electronically through EDGAR, the Electronic Data Gathering, Analysis and Retrieval System. These documents are publicly available through the Commission's Internet World Wide Web site at http://www.sec.gov/.

     We intend to furnish to our stockholders, after the close of each fiscal year, an annual report relating to our operations containing audited financial statements examined and reported upon by an independent certified public accountant. In addition, we may furnish to our stockholders, from time to time, such other reports as may be authorized by our board of directors. Our year - end is December 31.

     You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of our business and the offering.

                                LEGAL PROCEEDINGS

     We are not a party to, nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                     EXPERTS

     Sheila Corvino, Esq., 811 Dorset West Road, Dorset, Vermont is passing upon the validity of the shares of common stock and the warrants constituting the units and the shares of common stock underlying the warrants which are being offered pursuant to this prospectus.

     The audited consolidated financial statements of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) as of December 31, 2002 and for each of the years in the two-year period then ended included herein and elsewhere in the registration statement have been audited by Horwath Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in this registration statement. Such financial statements have been so included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

                          KINGSGATE ACQUISITIONS, INC.

                 (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.)

                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                              AND SIX MONTHS ENDED

                       JUNE 30, 2003 AND 2002 (UNAUDITED)




                                    CONTENTS



                                                                           Page

Independent auditors' report                                                 F-1

Financial statements:

    Balance sheets                                                           F-2

    Statements of operations                                                 F-3

    Statements of shareholders' deficit and
    comprehensive income (loss)                                            F-4-5

    Statements of cash flows                                               F-6-8

    Notes to consolidated financial statements                            F-9-24

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
 Kingsgate Acquisitons, Inc.
 (Succesor to Look Models International, Inc.)

We have audited the accompanying consolidated balance sheet of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and subsidiaries (Note 1) as of December 31, 2002, and the related consolidated statements of operations, changes in shareholders' deficit and comprehensive income (loss), and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and subsidiaries as of December 31, 2002 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

HORWATH GELFOND  HOCHSTADT PANGBURN, P.C.
Denver, Colorado
March 17, 2003


                          KINGSGATE ACQUISITIONS, INC.

             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                           CONSOLIDATED BALANCE SHEETS

                                DECEMBER 31, 2002
                          AND JUNE 30, 2003 (UNAUDITED)


                                                                  December 31, 2002           June 30, 2003
                                                                                               (unaudited)

ASSETS
Current assets
     Cash and cash equivalents                                    $           22,765         $           2,681
     Trade accounts receivable, net                                          191,141                   360,435
     Inventories                                                              99,669                     1,589
     Prepaid expenses and other current assets                                86,419                    44,689
                                                                  ------------------         -----------------

        Total current assets                                                 399,994                   409,394
                                                                  ------------------         -----------------

Property and equipment, net                                                   46,583                    38,048
Intangible assets, net                                                       103,019                    99,822
Deposit                                                                       16,281                    16,281
                                                                  ------------------         -----------------

                                                                             165,883                   154,151
                                                                  ------------------         -----------------

     Total assets                                                 $          565,877         $         563,545
                                                                  ==================         =================

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
     Trade accounts payable                                       $          572,527         $         661,668
     Accrued expenses and other current liabilities                          239,764                   384,769
     Advances payable, related party                                         892,121                 1,129,154
     Short-term borrowings                                                 1,909,767                 2,115,261
                                                                  ------------------         -----------------

         Total liabilities (all current)                                   3,614,179                 4,290,852
                                                                  ------------------         -----------------

Commitments and contingencies

Shareholders' deficit:
     Preferred stock, $0.001 par value; 5,000,000
        shares authorized; none issued
     Common stock, $0.001 par value; 45,000,000
        shares authorized; 12,500,000
        and 12,520,000 shares issued and o
        utstanding at December 31, 2002
        and June 30, 2003 (unaudited), respectively                           12,500                    12,520
     Additional paid-in capital                                            3,167,988                 3,285,968
     Accumulated deficit                                                  (6,132,923)               (6,665,477)
     Accumulated other comprehensive income                                  (95,867)                 (360,318)
                                                                  -------------------        ------------------

         Total shareholders' deficit                                      (3,048,302)               (3,727,307)
                                                                  -------------------        ------------------

Total liabilities and shareholders' deficit                       $          565,877         $         563,545
                                                                  ==================         =================

                See notes to consolidated financial statements.


                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   YEARS ENDED DECEMBER 31, 2002 AND 2001 AND
               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)





                                   December 31, 2002         December 31, 2001           June 30, 2003              June 30, 2002
                               ----------------------    ----------------------    ----------------------     ----------------------
                                                                                          (unaudited)                (unaudited)
Sales                          $        1,146,849    $            1,076,237    $              583,329        $           464,752
Cost of sales                            (784,900)                 (662,601)                 (313,736)                  (234,311)
                               ----------------------    ----------------------    ----------------------     ----------------------

Gross profit                              361,949                   413,636                   269,593                    230,441
                               ----------------------    ----------------------    ----------------------     ----------------------

Selling expenses                         (610,018)                 (430,375)                 (357,148)                  (357,307)
Administrative expenses                  (868,456)               (1,648,951)                 (400,869)                  (292,202)
                               ----------------------    ----------------------    ----------------------     ----------------------
                                       (1,478,474)               (2,079,326)                 (758,017)                  (649,509)

Loss from operations                   (1,116,525)               (1,665,690)                 (488,424)                  (419,068)
                                ----------------------    ----------------------    ----------------------    ----------------------

Interest expense                         (134,417)                  (55,826)                  (51,487)                   (47,563)
Other, net                                 36,389                    (4,434)                    7,357                    (27,907)
                                 ----------------------    ----------------------    ----------------------   ----------------------

                                          (98,028)                  (60,260)                  (44,130)                   (75,470)
                                 ----------------------    ----------------------    ----------------------   ----------------------

Net loss                        $      (1,214,553)         $      (1,725,950)        $        (532,554)            $    (494,538)
                                 ======================    ======================    ======================    =====================



Net loss per share -
   basic and diluted           $            (0.10)         $           (0.14)        $           (0.04)          $        (0.04)
                                =======================    =====================    =======================   ======================

Weighted average shares of
   common stock outstanding             12,477,533                12,323,269                12,513,111                 12,459,573
                              =========================     ====================    =======================   ======================



                See notes to consolidated financial statements.



                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                         AND COMPREHENSIVE INCOME (LOSS)

                   YEARS ENDED DECEMBER 31, 2002 AND 2001 AND
               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)



                                       Common stock                                              Accumulated
                             ------------------------------        Additional                       other
                                                                    paid-in       Accumulated    comprehensive
                                 Shares           Amount            capital        deficit       income (loss)        Total
                            ----------------  --------------- ----------------- --------------  ----------------- -----------------


Balances at January 1, 2001    11,884,443      $  11,884        $ 2,564,201      $ (3,192,420)  $    239,221            $  (377,114)

Sale of common stock pursuant to
   private placements, net         73,624             74             70,545                                                  70,619
Issuance of common stock in
   exchange for services          475,459            476            269,524                                                 270,000
Issuance of common stock in
   exchange for profit interest
   payable                         21,099             21             17,979                           18,000
Comprehensive income (loss
   Net loss                                                                        (1,725,950)                           (1,725,950)
   Foreign currency translation adjustment                                                            66,176                 66,176
Comprehensive loss                                                                                                       (1,659,774)
                             ----------------  -------------  -----------------  ---------------  ---------------- ----------------
Balances at December 31, 2001   12,454,625         12,455         2,922,249        (4,918,370)       305,397             (1,678,269)

Sale of common stock pursuant to
   private placements, net          45,375             45            45,739                                                  45,784
Salary waived by CEO and majority
    shareholder                                                     200,000                                                 200,000
Comprehensive income (loss):
   Net loss                                                                         (1,214,553)                          (1,214,553)
   Foreign currency translation
     adjustment                                                                       (401,264)      (401,264)
Comprehensive loss                                                                                                       (1,615,817)
                             ----------------   -------------  ----------------   --------------- ---------------  ----------------
Balances at December 31, 2002   12,500,000          12,500        3,167,988         (6,132,923)       (95,867)           (3,048,302)
                             ================   ============= =================  ================ ===============   ================

                                                                         (Continued)
                                                                             F-4



                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                   AND COMPREHENSIVE INCOME (LOSS) (CONTINUED)

                   YEARS ENDED DECEMBER 31, 2002 AND 2001 AND
               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)



                                                                                                      Accumulated
                                        Common stock           Additional                               other
                              -----------------------------
                                                                paid-in         Accumulated          comprehensive
                                    Shares         Amount       capital           deficit                loss              Total
                             ---------------- ----------- ----------------  ---------------     ----------------    ---------------
Balances at December 31, 2002    12,500,000       12,500        3,167,988       (6,132,923)         (95,867)             (3,048,302)

Sale of common stock pursuant to
   private placements, net           20,000           20           17,980                                                    18,000
Salary waived by CEO and majority
    shareholder                                                   100,000                                                   100,000
Comprehensive income (loss):
   Net loss                                                                       (532,554)                                (532,554)
   Foreign currency translation
     adjustment                                                                                     (264,451)              (264,451)
                                                                                                                     --------------
Comprehensive loss                                                                                                         (797,005)
                               ----------------  ----------- ---------------    ------------      --------------     ---------------

Balances at June 30, 2003        12,520,000      $ 12,520      $3,285,968      $(6,665,477)        $ (360,318)        $  (3,727,307)
(unaudited)                    ================  ===========   =============   =============     ==============       ==============



                See notes to consolidated financial statements.


                          KINGSGATE ACQUISITIONS, INC.

             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)


                                                               December 31, 2002      December31, 2001

Cash flows from operating activities:
   Net loss                                                 $         (1,214,553)   $         (1,725,950)
                                                            --------------------    --------------------
   Adjustments to reconcile net loss to net cash
      used in operating activities:
   Depreciation and amortization                                          38,030                  31,962
   Issuance of shares for services                                                               270,000
   Salary waived by CEO and majority shareholder                         200,000
   Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                         118,560                (182,656)
      Decrease in inventories                                             80,524                   9,833
      Decrease in prepaid and other current assets                        43,833                 330,407
      (Decrease) increase in trade accounts payable                     (258,606)                268,244
      (Decrease) increase in accrued expenses and
        other liabilities                                                (45,601)                 66,099
      (Decrease) increase in advances payable
       related party                                                      (6,618)                356,541
      Decrease in deferred income                                                                (27,804)
                                                            --------------------    --------------------
                                                                         170,122               1,122,626
                                                            --------------------    --------------------

   Net cash used in operating activities                              (1,044,431)               (603,324)
                                                            --------------------    --------------------

Cash flows from investing activities:
   Capital expenditures                                                  (27,683)                (24,006)
                                                            --------------------    --------------------

   Net cash used in investing activities                                 (27,683)                (24,006)
                                                            --------------------    --------------------

Cash flows from financing activities:
   Increase in short-term borrowings, net                              1,038,820                  57,919
   Proceeds from issuance of common stock                                 45,784                  53,645
                                                            --------------------    --------------------

   Net cash provided by financing activities                           1,084,604                 111,564
                                                            --------------------    --------------------

Effect of exchange rate changes in cash and cash
   equivalents                                                           (35,928)                  4,304

Net decrease in cash                                                     (23,438)               (511,462)

Cash and cash equivalents at beginning of year                            46,203                 557,665
                                                            --------------------    --------------------

Cash and cash equivalents at end of year                    $             22,765    $             46,203
                                                            ====================    ====================

                                  (Continued)
                                     F - 6


                                                     KINGSGATE ACQUISITIONS, INC.

                                        (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                YEARS ENDED DECEMBER 31, 2002 AND 2001
                                        AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)




                                                               December 31, 2002         December31, 2001

Supplemental disclosures of cash flow information:

   Cash paid during the year for interest                   $            134,417    $             55,826
                                                            ====================    ====================

Supplemental disclosure of non-cash investing and financing activities:

   Issuance of common stock for profit interest
   payable                                                                          $             18,000
                                                                                    ====================

   Stock subscriptions receivable (payment received
   on January 21, 2002)                                                             $             16,974
                                                                                    ====================

                                  (Continued)



                          KINGSGATE ACQUISITIONS, INC.

             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)



                                                                 June 30, 2003           June 30, 2002
                                                                 -------------           -------------

Cash flows from operating activities:
   Net loss                                                 $           (532,554)   $           (494,538)
                                                            ---------------------   --------------------
   Adjustments to reconcile net loss to net cash
      used in operating activities:
   Depreciation and amortization                                          18,618                  15,881
   Salary waived by CEO and majority shareholder                         100,000                 100,000
   Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                        (146,883)                 45,932
      Decrease in inventories                                            103,145                  14,524
      Decrease (increase) in prepaids and
      other current assets                                                47,662                 (80,843)
      Increase (decrease) in trade accounts payable                       47,140                (173,823)
      Increase (decrease) in accrued expenses and
        other liabilities                                                114,453                 (64,821)
     Increase (decrease) in advances payable
       related party                                                     185,391                 (99,011)
                                                                ----------------             ------------

     Total adjustments                                                   469,526                (242,161)
                                                            --------------------    ---------------------

   Net cash used in operating activities                                 (63,028)               (736,699)
                                                            ---------------------   ---------------------

Cash flows from investing activities:
   Capital expenditures                                                     (633)                (10,787)
                                                            ---------------------   --------------------

   Net cash used in investing activities                                    (633)                (10,787)
                                                            ---------------------   --------------------

Cash flows from financing activities:
   Increase in short-term borrowings, net                                 34,349                 762,837
   Proceeds from issuance of common stock                                 18,000                  14,619
                                                            --------------------    --------------------

   Net cash provided by financing activities                              52,349                 777,456
                                                            --------------------    --------------------

Effect of exchange rate changes in cash and cash
   equivalents                                                            (8,772)           (36,713)

Net (decrease) increase in cash                                          (20,084)                 (6,743)

Cash and cash equivalents, beginning                                      22,765                  46,203
                                                            --------------------    --------------------

Cash and cash equivalents, ending                           $              2,681    $             39,460
                                                            ====================    ====================


Supplemental disclosures of cash flow information:

   Cash paid  for interest                                  $             51,487    $             47,563
                                                            ====================    ====================

                 See notes to consolidated financial statements.
                                     F - 8

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

           1. Organization, basis of presentation and management's plans:

    Organization:

    The following depicts the Company and its major subsidiaries:
                                   -----------------------------------------
                                   -----------------------------------------
                                         Kingsgate Acquisitions, Inc.
                                                Delaware, USA
                                   -----------------------------------------
                                   -----------------------------------------
                                                       100%
                                   -----------------------------------------
                                       Look Models International, Inc.
                                                Delaware, USA
                                   -----------------------------------------

                                                       100%
                                                       -----------
                                   -----------------------------------------
                                            Fordash Holdings Ltd.
                                                   Bahamas
                                   -----------------------------------------

                                                       100%
                                             ---------------------
                                   -----------------------------------------
                                          Look Eventmanagement GmbH
                                               Vienna, Austria
                                   -----------------------------------------


                         -------------------------------------------------------------

                         100%                                                        100%
     -----------------------------------------                   -----------------------------------------
            Look Model Management GmbH                                Look Model Management spol sro
                 Vienna, Austria                                          Prague, Czech Republic
     -----------------------------------------                   -----------------------------------------


     Kingsgate Acquisitions, Inc. ("Kingsgate" or "the Company") is a Delaware corporation organized on September 28, 1999.

     Look Models International, Inc. ("LMI") is a U.S. holding company that was incorporated in Delaware in June 2000.

     On September 6, 2002, LMI completed a merger agreement (the "Agreement") with Kingsgate, a development stage corporation, organized as a vehicle to acquire or merge with a business.

     Pursuant to the Agreement, the shareholders of LMI sold to Kingsgate 100% of all the issued and outstanding shares of LMI, in exchange for 10,500,000, $.001 par value, newly issued shares of voting common stock of Kingsgate. Additionally, 1,000,000, $.001 par value common shares held by Kingsgate's founders were issued to the president and majority shareholder of LMI.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

1.  Organization, basis of presentation and management's plans (continued):

    Organization (continued):

     The transaction was accounted for as a reverse acquisition of Kingsgate by LMI, since the shareholders of LMI own approximately 85.2% of the post acquisition common shares of the consolidated entity immediately after the completion of the transaction. For accounting purposes, the acquisition has been treated as an acquisition of Kingsgate by LMI and as a recapitalization of LMI. Shares of preferred stock authorized, and common stock authorized, issued and outstanding have been retroactively restated to present the capital structure of Kingsgate.

     Fordash Holdings Ltd. ("Fordash") is a Bahamas holding company that was incorporated in Nassau in July 1999.

     Look Eventmanagement GmbH ("LEM") handles the sourcing of new models and their development, and the organization of promotional events on behalf of a wide variety of customers, including automobile manufacturers and national airlines. It was founded in 1986 under its former name Wolfgang Schwarz Sport- und Kulturveranstaltungen GmbH, Vienna.

     Look  Model   Management  GmbH  ("LMM  Austria")   reflects  the  Company's
     activities in Austria.

     Look Model Management spol sro ("LMM Czech Republic") reflects the Company's activities in the Czech Republic.

     The Company also has operations in other European countries, including Croatia, Poland, Romania, Yugoslavia and Slovakia. These operations are included in LEM.

     In addition, the Company is developing a portfolio of cosmetic products (such as perfumes, sun and body cream) and lingerie. These activities are recorded in LEM.

     Basis of presentation:

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

     The consolidated financial statements include the accounts of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and it's wholly-owned subsidiaries Fordash Holdings, Ltd., Look Eventmanagement GmbH, Look Model Management GmbH and Look Modelmanagement spol sro. Intercompany balances and transactions are eliminated.

     Prior to the merger agreement, Kingsgate had no operations. As such these financial statements prior to and subsequent to the merger reflect the activities of LMI to which Kingsgate succeeded.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)


1.   Organization, basis of presentation and management's plans (continued):

     Management's plans:

     The Company's financial statements for the years ended December 31, 2002 and 2001 and for the six months ended June 30, 2003 and 2002 (unaudited) show that the Company has incurred net losses of $1,214,553 and $1,725,950, $532,554 and $494,538, respectively, and has a shareholders' deficit and a working capital deficiency of $3,048,302 and $3,214,185, and $3,727,307 (unaudited) and $3,881,458 (unaudited) as of December 31, 2002 and June 30, 2003, respectively. The Company has experienced uncertainty in meeting its liquidity needs and has relied on outside investors and its principal shareholder to provide funding. Management's plans in connection with these criteria are as follows:

     a. The Company's president and majority shareholder has agreed to postpone his claim for amounts owed to him by the Company and to utilize funds from capital raised from redemption of outstanding warrants, future equity transactions or profitable operations as a means of repayment. At December 31, 2002 and 2001 and June 30, 2003 (unaudited) such amounts were $892,121 and $812,911, and $1,129,154, respectively. In addition, the president and majority shareholder has guaranteed to fund the operating expenses for 2003, and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide the Company the ability to pay his salary in accordance with his employment agreement. The loss for the year ended December 31, 2002 and the loss for the six months ended June 30, 2003 include $200,000 and $100,000 (unaudited), respectively, of non-cash foregone salary imputed to the Company's president.

     b. The Company's president has also listed for sale a real estate investment and has committed to utilize the net proceeds from the sale, estimated to be approximately $615,000, to support 2003 activities as required. For the six months ended June 30, 2003, Company revenue was $583,329 (unaudited) compared to $464,752 (unaudited) for the six months ended June 30, 2002. Additionally, the Company has outstanding claims against third parties which the Company believes will result in cash receipts and debt extinguishment during 2003 totalling approximately $165,000.

     c. From the Company's operating segments, the following developments are anticipated to increase revenues and cash flows in
         2003:

          Model management:

          Pursuant to its growth strategy, Look began to globalize its model mediating activities. In 2002, 75% of the overall revenue resulted from international bookings, compared to 5% in 2001. This trend is expected to continue in 2003. The Company's unique Internet portal booking software allows it to administer all its models worldwide and at the same time exchange information with partner agencies. The software allows the Company to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although Look is just beginning to utilize this software, model management revenues increased by more than 55% in 2002 compared to 2001.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

1.   Organization, basis of presentation and management's plans (continued):

          Management's plans (continued):

          Cosmetics:
          The Company completed a license contract for its fragrance line with one of the world's largest fragrance producers. This company will produce and market fragrance products, as well as sponsor Look Model Search activities and book Look models for its international campaigns. In addition, it will support Look's efforts to develop new products. This co-operation is intended to lead to global exposure of the Company's brands, "Look Models" and "Catwalk", and is considered an important development in the Company's merchandising concept.

          Look Model Search/Event-management:
          In 2003, the Company expects to increase significantly the number of participating countries in its international model search activities. Look's licensees organized events in Austria, Yugoslavia, Czech Republic, Slovakia, Hungary, Poland, Macedonia, Bosnia, Lithuania, Latvia, Romania and Portugal. Due to the Company's Internet portal scouting system, contestants from an increasing number of countries, including the USA, South America and Asian countries, apply and take part in the events. The Company's new event-management concept is based on the Internet and "fashion days", revolving around the promotion of local designers. This new concept proved to be very successful in the final show of 2002 in Prague. This event gained significant media attention, and the Company is evaluating offers from venue sponsors in Dubai and Monte Carlo for future international shows.

2.   Significant accounting policies:

     Foreign currency translation:

     The financial position and results of operation of the Company's foreign subsidiaries are measured using local currency as the functional currency. The functional currency for most foreign operations is the Euro. Revenues and expenses of such subsidiaries have been translated into U.S. Dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rate of exchange as of the balance sheet date. Translation gains and losses are included in other comprehensive income. Aggregate foreign currency transaction gains and losses are included in the results of operations as incurred.

     Cash and cash equivalents:

     Cash and cash equivalents comprise cash on hand and in banks with original maturities of less than three months.

     Reclassifications:

     Certain amounts reported in the 2001 financial statements have been reclassified to conform to the 2002 presentation.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 2)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)


2.   Significant accounting policies (continued):

     Accounts receivable and concentration of credit risk:

     The Company grants credit to its customers, generally without collateral. At December 31, 2002 approximately $75,686 of net trade receivables were due from one customer. At June 30, 2003 $153,047 (unaudited) of net trade receivables were due from two customers. During the year ended December 31, 2002 and 2001 one cosmetics customer accounted for 33% and 25% of sales, respectively. During the six months ended June 30, 2003 (unaudited) one cosmetics and Eventmanagement customer and one Eventmanagement customer accounted for 29% and 20% of sales, respectively. During the six months ended June 30, 2002 (unaudited) one cosmetics customer accounted for 18% of sales.

     Inventories:

     Inventories consist of cosmetic products ready for sale and are valued by using the first-in, first-out (FIFO) method at the lower of cost or market.

     Property and equipment:

     Property  and  equipment is stated at cost less  accumulated  depreciation.
     Depreciation   expense  is  recognised  using  the  straight-line   method,
     primarily over useful lives of 5 years.

     Intangible assets:

     Intangible assets consist of costs incurred to develop the Company's website and costs incurred to develop the Look Models and Catwalk trademarks. These are being amortized using the straight-line method over 4 and 10 years, respectively.

     In  August  2001,  the  FASB  issued  SFAS  No.  144,  "Accounting  for the
     Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", it retains many of the fundamental provisions of that Statement. The Company adopted SFAS No. 144 on January 1, 2002 with no material impact to its financial statements.

     The Company periodically assesses the carrying value of its long-lived assets for impairment, including operating and office equipment and intangible assets, when events and circumstances indicate that the carrying value of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognised is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, the Company does not believe that any impairment has occurred as of December 31, 2002 and June 30, 2003.

     Income taxes:

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 2)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)


2.   Significant accounting policies (continued):

     Revenue recognition:

     Revenues from cosmetics sales are recognized upon delivery of goods to customers. Revenues from event and model management are recognized at the time services are provided. License fee revenues are recognized over the term of the licensing agreement.

     Advertising:

     Advertising costs are expensed as incurred. During the years ended December 31, 2002 and 2001 and the six months ended June 30, 2003 and 2002, the Company incurred approximately $16,000, $52,000, $4,700 (unaudited) and $4,000 (unaudited), respectively, in advertising expense.

     Fair value of financial instruments:

     The carrying amounts of the Company's cash and cash equivalents, receivables, trade liabilities and accrued expenses and other current liabilities approximate fair values due to the short maturities of these instruments. The carrying values of the Company's short-term borrowings approximate fair value based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair values of the Company's payables to related parties are not practicable due to the related party nature of the underlying transactions and indefinite payment terms.

     Stock-based compensation:

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to account for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has chosen to account for employee stock-based compensation using APB 25.

     Use of estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Comprehensive income (loss):

     SFAS No. 130, "Reporting Comprehensive Income", establishes requirements for disclosure of comprehensive income which includes certain items previously not included in the statements of operations, including minimum pension liability adjustments and foreign currency translation adjustments, among others. During the years ended December 31, 2002 and 2001 and the six months ended June 30, 2003 and 2002 (unaudited), comprehensive income
     (loss) represents foreign currency translation adjustments.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 2)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

2.   Significant accounting policies (continued):

     Recently issued accounting standards:

     In January 2003, the Financial Accounting Standards Board ("FASB") issued SFAS Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which changes the criteria by which one company includes another entity in its consolidated financial statements. FIN 46 requires a variable interest entity ("VIE") to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to VIE's created after January 31, 2003, and apply in the first fiscal period beginning after June 15, 2003, for VIE's created prior to February 1, 2003. As the Company does not currently have an interest in a VIE, management does not expect that the adoption of FIN 46 will have a significant immediate impact on the financial condition or results of operations of the Company.

     In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure". This statement amends SFAS No. 123 "Accounting for Stock-Based Compensation" and establishes two alternative methods of transition form the intrinsic value method to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires prominent disclosure about the effects on reported net income and requires disclosure for these effects in interim financial information. The provisions for the alternative transition methods are effective for fiscal years ending after December 15, 2002 and the amended disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company plans to continue accounting for stock-based compensation under APB 25. Therefore, this pronouncement is not expected to impact the Company's financial position or results of operations.

     In November 2002, the FASB issued SFAS Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002. The Company is currently evaluating the recognition provisions of FIN 45, but does not expect that the adoption of FIN 45 will have a significant immediate impact on the financial condition or results of operations of the Company, as the Company has made no guarantees.

     In June 2002, FASB issued SFAS No. 146, "Accounting for Costs, Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. This statement supersedes "Emerging Issues Task Force Issue" No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The Company does not expect that the adoption of SFAS No. 146 will have a significant immediate impact on the financial condition or results of operations of the Company.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 2)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)


2.   Significant accounting policies (continued):

     Recently issued accounting standards (continued):

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited after that date. SFAS No. 142 changes the accounting for good will from an amortization method to an impairment-only approach. The Company adopted the provisions of SFAS No. 141 and 142 on January 1, 2002. The adoption of these standards did not have any effect on the Company's financial condition and results of operations.


3.   Property and equipment:

     Property and equipment consists of:

                                                                       December 31,            June 30,
                                                                           2002                  2003
                                                                     -----------------    ------------------
                                                                                              (unaudited)

     Office and computer equipment                                   $         125,478    $          126,093
     Less accumulated depreciation                                             (78,895)              (88,045)
                                                                     -----------------    -------------------

                                                                     $          46,583    $           38,048
                                                                     ==================   ===================

     Property and equipment is predominantly located in Austria.

4.  Intangible assets:

     Intangible assets consist of:

                                                                       December 31,            June 30,
                                                                           2002                  2003
                                                                     -----------------    ------------------
                                                                                              (unaudited)


     Website development costs                                       $           8,900    $            8,900
     Design fees for Look Models and Catwalk identity                          127,175               127,175
                                                                     -----------------    ------------------

                                                                               136,075               136,075
     Less accumulated amortization                                             (33,056)              (36,253)
                                                                     ------------------   -------------------

                                                                    $          103,019    $           99,822
                                                                    ==================    ==================

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 5)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

5.  Short term borrowings:

     At December 31, 2002 and June 30, 2003 (unaudited) short-term borrowings consisted of:

                                                                       December 31,            June 30,
                                                                           2002                  2003
                                                                     -----------------    ------------------
                                                                                              (unaudited)


     Line of credit,  interest of 6.5%;
     outstanding  balance due in June 2003,
     collateralized  by  the  Company's   receivables
     and  guaranteed  by  the Company's president*                    $  184,112          $    210,469

     Line of credit, interest of 6.5%;
     outstanding balance due in June 2003,
     collateralized by the Company's receivables
     and guaranteed by the Company's president*                          458,160               486,392

     Line of credit, interest of 7,875%;
     outstanding balance due in June 2003,
     collateralized by the Company's receivables
     and guaranteed by the Company's president                           150,774               173,010

     Overdraft on bank accounts, interest at 7%*                       1,116,721             1,245,390
                                                                  -----------------       ---------------

                                                                     $ 1,909,767           $ 2,115,261
                                                                  ==================      ================



     * Effective January 1, 2003, the interest rates on these loans were reduced to 4.5%.


6.   Profit interest payable:

     Pursuant to Austrian law, certain third-party investors were granted a profit interest in Look Eventmanagement GmbH in 2000 in return for an investment of $88,888. Under the terms of the agreement, the investors were to share in profits and losses of the business. In 2001, the Company decided to terminate the agreement and had provided a liability as of December 31, 2001 equal to the amount originally invested plus 10% interest, which was the amount required to terminate the agreement. This liability was fully repaid in February 2002. F-17



                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 7)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

7.  Income taxes:

    The reconciliation between the effective tax rate and the statuary U.S. federal income tax rate is as follows:
                                         December 31,     December 31,         June 30,            June 30,
                                             2002             2001               2003               2002
                                        ---------------   ---------------  ---------------   -----------------
                                                                            (unaudited)         (unaudited)

     Computed "expected" tax
        benefit                              34.00%            34.00%           34.00%              34.00%
     Operating losses for which a
        benefit has not been
        recognized                          (34.00%)          (34.00%)         (34.00%)            (34.00%)
                                        --------------    --------------   --------------    -----------------

                                                 -                 -                 -                  -
                                       ================  ===============  ================  ==================


     At December 31, 2002 and June 30, 2003 (unaudited) the Company's deferred tax assets are as follows:
                                                                       December 31,            June 30,
                                                                           2002                  2003
                                                                     -----------------    ------------------
                                                                                              (unaudited)


     Net operating loss carry forwards (foreign)                     $         849,052    $          911,540
     Net operating loss carry forwards (U.S.)                                  934,351             1,052,932
     Deferred tax asset valuation allowance                                 (1,783,403)           (1,964,472)
                                                                     -----------------    ------------------

     Net deferred tax assets                                         $               -    $                -
                                                                     =================    ==================


     In foreign tax jurisdictions, the company is subject to income tax on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. The Company's Bahamian subsidiary is not liable for income tax. The Company's Austrian and Czech Republic operations are subject to income tax at 34%. Other European operations are not significant.

     At December 31, 2002 the Company had foreign operating loss carryforwards of approximately $2,497,000 and U.S. operating loss carryforwards of approximately $2,748,000. At June 30, 2003 (unaudited) the Company had foreign operating loss carryforwards of approximately $2,681,000 and U.S. operating loss carryforwards of approximately $3,097,000. Effective January 1, 2001 the Austrian tax law was changed so that loss carryforwards can only be used to offset up to 75% of the taxable income of a single year. Austrian tax losses are available for offset indefinitely, and U.S. tax losses are available for offset through 2023.

     The income tax returns of the Company's Austrian subsidiaries have been audited through 1997. The Company does not believe that income tax audits (if any) for later years will result in any material Austrian income taxes.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 8)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)


8.   Related parties:

     Advances payable, related party, represent amounts advanced to the Company by the Company's CEO and majority shareholder. The advances are unsecured payable on demand and do not bear interest. The Company's president has agreed to postpone his claim for amounts owed to him by the Company through 2003, or until funds are acquired through redemption of outstanding warrants or future equity transactions which will provide the means for repayment.

9.   Leases:

     The Company is leasing  automobiles  and office  equipment  under operating leases. Rent expense under these leases was $30,170 and $39,210 for the years ended December 31, 2002 and 2001, respectively, and $16,400 (unaudited) and $22,500 (unaudited) for the six months ended June 30, 2003 and 2002 (unaudited). The Company also leases office space in Vienna under an agreement for an indefinite term. Under the agreement, if the Company continues to make lease payments at the current amount, the landlord cannot terminate the lease. Rent expense for the years ended December 31, 2002 and 2001 and the six months ended June 30, 2003 and 2002 was approximately $18,930, $10,100, $8,700 (unaudited) and $10,400 (unaudited), respectively.

     At June 30, 2003, future minimum lease payments are as follows:

           Year ending December 31:

                    2003 (six months)                         $        13,475
                    2004                                               24,429
                    2005                                               16,492
                    2006                                               15,362
                    2007                                               11,352
                                                              ---------------

                    Total                                     $        81,110
                                                              ===============

                          KINGSGATE ACQUISITIONS, INC.
            (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 10)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

10.  Other post-employment benefits:

     Austrian employees have a legal right to severance payment if the employer terminates their employment or if the employee retires. Thus, a liability has been recorded for estimated severance payments.

     The following parameters have been used for calculating estimated severance payment:

                                                                 December 31,                June 30,
                                                                     2002                      2003
                                                              ------------------        ------------------
                                                                                             (unaudited)


     Retirement age:           Male                                        61.50                     61.50
                               Female                                      56.50                     56.50

     Discount rate                                                          4.50%                     4.50%
     Rate of increase in future
         compensation levels                                                2.50%                     2.50%

     For calculation of estimated severance payments, the projected unit credit method was used.

     The calculations of the estimated severance payments are as follows:

                                                                 December 31,                June 30,
                                                                     2002                      2003
                                                              ------------------        ------------------
                                                                                            (unaudited)

     Projected benefit obligation at the
        beginning of the period                               $           19,415        $       26,975
     Interest costs                                                        1,302                   652
     Service costs                                                         6,516                 3,258
     Recognized actuarial loss                                              (258)                 (130)
                                                              -------------------       -------------------

     Projected benefit obligation at the
       end of the period                                      $           26,975        $       30,755
                                                              ==================        ==================


                          KINGSGATE ACQUISITIONS, INC.
            (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 11)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)



11.  Shareholder's equity:

     In connection with its recapitalization, the Company issued 2,000,000 shares of common stock. During the year ended December 31, 2001 and the year ended December 31, 2002 and the six months ended June 30, 2003 (unaudited) the Company issued an additional 570,182, 45,375 and 20,000 shares of common stock for $358,619, $45,784, and $18,000 (unaudited) net, respectively. A total of 73,624, 45,375 and 20,000 (unaudited) shares were issued in private placements at prices ranging from $0.02 to $2.00 per share. Different prices arose as the Company concluded individual negotiations with each of the Company's investors. In addition, in 2001, 496,558 shares were issued in exchange for legal and professional services and in repayment of certain liabilities. These shares were valued at $288,000, the fair value of the services received and liabilities paid, which management considers to be the most reliable measurement.

     Included in shares issued for services are 250,000 shares valued at $240,000, which were issued in 2001 to a former member of the Board of Directors.

     During the year ended December 31, 2002 and the six months ended June 30, 2003 the Company's CEO and majority shareholder waived salary of $200,000 and $100,000 (unaudited), respectively, due under the terms of his employment agreement with the Company. The Company has accounted for the waived salary as a capital contribution by the majority shareholder resulting in an increase in additional paid-in capital of $200,000 and $100,000 (unaudited).

12.  Commitments and contingent liabilities:

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the financial statements of the Company.

13.  Operating segments:

     The Company classifies its businesses into three operating segments. The segments have been defined by the services each segment offers. The services offered are described below:

     Event Management:

     Look Eventmanagement GmbH handles the sourcing of new models and their development, and the organization of promotional events. It was founded 1986 under its former name Wolfgang Schwarz Sport- und Kulturveranstaltungen GmbH, Vienna.

     Model Management:

     Look Model Management GmbH is a model agency operating in Austria.

     Cosmetics:

     The Cosmetics segment includes products such as Eau de toilette, perfumes, body milk and body splash. In 2001, the Company introduced the sale of sunscreens.

                          KINGSGATE ACQUISITIONS, INC.
            (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 13)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

13.  Operating segments (continued):

     A summary of sales by country is as follows:

                                                  Six months ended June, 2003 (unaudited)

                                      Event-               Model
                                    management          management          Cosmetics           Total

     Austria                     $        115,556    $         80,879    $         143    $      196,578
     United States of America              17,079                   -                -            17,079
     Other countries                      134,128             148,654           86,890           369,672
                                 ----------------    ----------------    -------------    --------------

     Totals                      $        266,763    $        229,533    $      87,033    $      583,329
                                 ================    ================    =============    ==============

                                                Six months ended June 30, 2002 (unaudited)

                                      Event-               Model
                                    management          management          Cosmetics           Total

     Austria                     $         57,593    $         80,287    $           -    $      137,880
     United States of America               8,203                   -           98,454           106,657
     Other countries                       60,676             159,539                -           220,215
                                 ----------------    ----------------    -------------    --------------

     Totals                      $        126,472    $        239,826    $      98,454    $      464,752
                                 ================    ================    =============    ==============

                                                       Year ended December 31, 2002

                                      Event-               Model
                                    management          management          Cosmetics           Total

     Austria                     $        103,717    $        138,856    $         341    $      242,914
     United States of America              26,488                   -          309,603           336,091
     Other countries                      124,299             443,545                -           567,844
                                 ----------------    ----------------    -------------    --------------

     Totals                      $        254,504    $        582,401    $     309,944    $    1,146,849
                                 ================    ================    =============    ==============

                                                       Year ended December 31, 2001
                                      Event-               Model
                                    management          management          Cosmetics          Total

     Austria                     $         72,601    $        392,497    $       1,043    $      466,141
     United States of America              74,473                   -          277,029           351,502
     Other countries                      247,772                   -           10,822           258,594
                                 ----------------    ----------------    -------------    --------------

     Totals                      $        394,846    $        392,497    $     288,894    $    1,076,237
                                 ================    ================    =============    ==============

                                      F-22

                          KINGSGATE ACQUISITIONS, INC.
            (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 13)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)


13.  Operating segments (continued):

     Information about the Company's operating segments:


                                                Six months ended June 30, 2003 (unaudited)
                                   Event-        Model
                                 management    management          Cosmetics      Corporate          Total


     Total revenue           $       266,763   $       229,533  $      87,033               -    $     583,329
     Profit (loss) from
         operations                  (63,631)          (59,949)       (16,277)  $    (348,567)        (488,424)
     Interest expense                (42,083)           (9,404)             -               -          (51,487)
     Net income (loss)              (100,352)          (67,358)       (16,277)       (348,567)        (532,554)

     Salary waived by CEO
        and majority shareholder                                                      100,000          100,000
     Capital expenditures                  -               633              -               -              633
     Depreciation and
         amortization                  6,912             3,934              -           7,772           18,618



                                                Six months ended June 30, 2002 (unaudited)
                                   Event-            Model
                                 management    management          Cosmetics      Corporate          Total

     Total revenue           $       126,472   $       239,826  $      98,454               -    $     464,752
     Profit (loss) from
         operations                 (231,163)          (47,635)        83,363   $    (223,633)        (419,068)
     Interest expense                (38,375)           (9,188)             -               -          (47,563)
     Net income (loss)              (299,829)          (54,439)        83,363        (223,633)        (494,538)

     Salary waived by CEO
        and majority shareholder           -                 -              -         100,000          100,000
     Capital expenditures              9,159             1,628              -               -           10,787
     Depreciation and
         amortization                  6,907             4,723          3,146           1,105           15,881

                          KINGSGATE ACQUISITIONS, INC.
            (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 13)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
             AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)

13. Operating segments (continued):

                                                       Year ended December 31, 2002
                                   Event-            Model
                                 management    management          Cosmetics      Corporate          Total

     Total revenue           $       254,504   $       582,401  $     309,944               -    $   1,146,849
     Profit (loss) from
         operations                 (439,967)         (178,524)        82,115   $    (580,149)      (1,116,525)
     Interest expense               (108,140)          (26,277)             -               -         (134,417)
     Net income (loss)              (524,549)         (191,970)        82,115        (580,149)      (1,214,553)

     Salary waived by CEO
        and majority shareholder                                                    200,000          200,000
     Capital expenditures             13,443            14,240              -               -           27,683
     Depreciation and
         amortization                 12,326            10,161              -          15,543         38,030


                                                       Year ended December 31, 2001
                                   Event-            Model
                                 management     management         Cosmetics      Corporate          Total
                                 ----------     ----------      -------------   -------------  ---------------

     Total revenue           $       394,846   $       392,497  $     288,894               -    $   1,076,237
     Profit (loss) from
         operations                 (368,282)         (313,551)        89,101    $ (1,072,958)      (1,665,690)
     Interest expense                (44,103)          (11,723)             -               -          (55,826)
     Net income (loss)              (415,489)         (326,604)        89,101      (1,072,958)      (1,725,950)

     Shares issued for services            -                 -              -         270,000          270,000
     Capital expenditures              7,472                 -              -          16,534           24,006
     Depreciation and
          amortization                 9,030             7,388              -          15,544           31,962


                          KINGSGATE ACQUISITIONS, INC.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     Until December 7, 2003 (90 days from the date of this prospectus), all brokers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of a broker to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

                          KINGSGATE ACQUISITIONS, INC.

                          3,000,000 units consisting of
                        3,000,000 shares of common stock
                     6,000,000 two-year redeemable warrants

                               P r o s p e c t u s


                                September 8, 2003